Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 3, 2022

by and among

AEROCLEAN TECHNOLOGIES, INC.

AIR KING MERGER SUB INC.

and

molekule, Inc.

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		7
1.01	Definitions	7
1.02	Construction	24
Article II THE MERGER; CLOSING		25
2.01	The Merger	25
2.02	Effects of the Merger	25
2.03	Closing	25
2.04	Certificate of Incorporation and Bylaws of the Surviving Company	26
2.05	Deliveries and Proceedings at Closing	26
2.06	Directors and Officers of the Surviving Company	26
Article III EFFECTS OF THE MERGER		27
3.01	Effect on Capital Stock	27
3.02	Dissenting Shares	28
3.03	Withholding	28
3.04	Conversion of Company Preferred Stock	28
3.05	Cancellation of Company Options; Treatment of Company Stock Plan	29
3.06	Conversion of Warrants	29
3.07	Surrender and Payment	30
3.08	Equitable Adjustments	31
3.09	Taking of Necessary Action; Further Action	31
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		32
4.01	Organization and Qualifications; Subsidiaries	32
4.02	Organizational Documents	32
4.03	Due Authorization	32
4.04	No Conflict; Consents	33
4.05	Capitalization	34
4.06	Financial Statements	36
4.07	Undisclosed Liabilities	38
4.08	Litigation and Proceedings	38
4.09	Compliance with Laws	38
4.10	Company Intellectual Property	39

4.11	Company Software and IT	40
4.12	Company Material Contracts; No Defaults	41
4.13	Employee and Labor Matters; Company Benefit Plans	43
4.14	Taxes	47
4.15	Insurance	49
4.16	Brokers’ Fees	49
4.17	Real Property; Assets	50
4.18	Environmental Matters	50
4.19	Absence of Changes	51
4.20	Affiliate Agreements	54
4.21	Internal Controls	54
4.22	Permits	55
4.23	Company Privacy and Data Security	56
4.24	Registration Statement	56
4.25	Power of Attorney	57
4.26	Parent Common Stock	57
4.27	No Other Representations or Warranties	57
4.28	No Reliance	57
Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		58
5.01	Organization and Qualifications; Subsidiaries	58
5.02	Organizational Documents	58
5.03	Due Authorization	59
5.04	No Conflict; Consents	60
5.05	Capitalization	61
5.06	Undisclosed Liabilities	62
5.07	Litigation and Proceedings	62
5.08	Compliance with Laws	63
5.09	Parent Intellectual Property	63
5.10	Parent Software and IT	65
5.11	Parent Material Contracts; No Defaults	65
5.12	Employee and Labor Matters; Benefit Plans	68
5.13	Taxes	71
5.14	Insurance	73
5.15	Brokers’ Fees	73

5.16	Real Property; Assets	73
5.17	Environmental Matters	74
5.18	Absence of Changes	74
5.19	Permits	78
5.20	Parent Privacy and Data Security	79
5.21	Investment Company	80
5.22	SEC Filings and Financial Statements.	80
5.23	Nasdaq Listing	81
5.24	Reporting Company	81
5.25	Pro Forma Capitalization of Parent	81
5.26	Transactions with Related Parties	81
5.27	Information Supplied	81
5.28	No Other Representations or Warranties	81
5.29	No Reliance	81
Article VI COVENANTS		82
6.01	Access and Information; Financial Statements	82
6.02	Conduct of Business by the Company	83
6.03	Conduct of Business by Parent	84
6.04	Regulatory Approvals	84
6.05	Third Party Consents	85
6.06	No Parent Common Stock Transactions	85
6.07	Public Announcements	85
6.08	Stockholders Agreement	86
6.09	Rights Offering	86
6.10	Company Stockholder Consent	87
6.11	Registration Statement.	88
6.12	Director and Officer Indemnification	90
6.13	Form 8-K Filings	91
6.14	Parent RSU Award Grants	91
6.15	Employee Communications	91
6.16	Closing Conditions	91
6.17	Parent Public Filings; Parent Nasdaq Listing	92
6.18	Company Securityholder Agreements	92
6.19	Section 16 Matters	92

6.20	Bylaws	92
6.21	Tax Matters	92
6.22	280G Approval	93
6.23	Takeover Statute	94
6.24	Certain Corporate Governance Matters	94
6.25	Post-Closing Cooperation; Further Assurances	94
6.26	Employees.	95
Article VII CONDITIONS TO OBLIGATIONS		96
7.01	Conditions to Obligations of All Parties	96
7.02	Additional Conditions to Obligations of Parent	96
7.03	Additional Conditions to the Obligations of the Company	97
7.04	Frustration of Closing Conditions	98
Article VIII TERMINATION/EFFECTIVENESS		98
8.01	Termination	98
8.02	Manner of Exercise	99
8.03	Effect of Termination	99
8.04	Waiver	99
Article IX MISCELLANEOUS		100
9.01	Survival	100
9.02	Notices	100
9.03	Annexes, Exhibits and Schedules	101
9.04	Expenses	101
9.05	Assignment; Successors and Assigns; No Third Party Rights	101
9.06	Governing Law	102
9.07	Waiver of Jury Trial	102
9.08	Titles and Headings	102
9.09	Counterparts	102
9.10	Entire Agreement	102
9.11	Severability	102
9.12	Specific Performance	103
9.13	Amendments	103
9.14	No Recourse	103
9.15	Schedules and Exhibits	104

Exhibits

Exhibit A – Form of Support Agreement

Exhibit B – Form of Amended and Restated Certificate of Incorporation of Parent

Exhibit C – Form of Amended and Restated Bylaws of Parent

Exhibit D – Form of Amended and Restated Registration Rights Agreement

Exhibit E – Form of Stockholders Agreement

Exhibit F – SVB Consent

Exhibit G – Trinity Consent

Exhibit H – Form of Amended and Restated Certificate of Incorporation of the Company

Exhibit I – Form of Amended and Restated Bylaws of the Company

Exhibit J – Form of Backstop Purchase Agreement

Schedules

Schedule 1.01 – Key Employees

Schedule 3.01 – Calculation of Merger Consideration

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 3, 2022, is entered into by and among AeroClean Technologies, Inc., a Delaware corporation (“Parent”), Air King Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Molekule, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect the Merger in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”);

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company and a wholly-owned Subsidiary of Parent;

WHEREAS, the Parent Board has (i) determined that it is in the best interests of Parent and the Parent Stockholders to enter into this Agreement, (ii) resolved to submit this Agreement and the Transactions (including the issuance of Parent Common Stock as Merger Consideration (as defined below)) to the Parent Stockholders for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the Transactions (including the issuance of Parent Common Stock as Merger Consideration) by the Parent Stockholders;

WHEREAS, the holders of a majority of the outstanding shares of Parent Common Stock have executed and delivered (i) written consents evidencing the Parent Stockholder Approval, which shall become effective immediately following the execution and delivery of this Agreement and (ii) lock-up agreement amendments with Parent, pursuant to which such Parent Stockholders have agreed to certain restrictions on transfer relating to their Parent Common Stock;

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared advisable this Agreement and the Transactions and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders to enter into this Agreement, (ii) resolved to submit this Agreement and the transactions contemplated hereby to the Company Stockholders for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the Company Stockholders;

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, certain entities who hold (i) a majority of the shares of Company Common Stock and Company Series 1 Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) and (ii) a majority of the shares of Company Series 1 Preferred Stock have entered into Support Agreements in favor of Parent (collectively, the “Support Agreements”) in the form of Exhibit A attached hereto;

WHEREAS, the Support Agreements shall provide for, among other things, (i) the commitment to vote in favor of the Merger, the Merger Agreement, the other transactions contemplated thereby and any other matters necessary or reasonably requested by the Company to implement the foregoing, (ii) the conversion, immediately prior to the Closing, of each share of Company Series 1 Preferred Stock into a share of Company Common Stock and (iii) the redemption, immediately prior to the Closing, of each share of Company Series 2 Preferred Stock for nominal consideration;

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, each of the Key Employees has entered into an employment agreement and proprietary information and inventions assignment agreement with Parent in a form acceptable to Parent, to be effective at the Effective Time (the “Key Employee Agreements”);

WHEREAS, at the Closing, Parent, certain Parent Stockholders and certain Company Stockholders shall enter into the Registration Rights Agreement, which shall be effective as of the Closing;

WHEREAS, at the Closing, Parent, certain Parent Stockholders and certain Company Stockholders shall enter into the Stockholders Agreement, which shall be effective as of the Closing;

WHEREAS, Foundry Group Next, L.P., a Company Stockholder, has delivered an executed Backstop Purchase Agreement (the “Backstop Purchase Agreement”) to the Company and to Parent irrevocably committing to the Company and to Parent to purchase for cash up to $5,000,000 of new equity to be issued by the Company in connection with the Rights Offering after the date hereof, but no later than the date on which the SEC declares the Registration Statement effective; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01          Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, proceeding, litigation or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity, involving any Governmental Authority or arbitral body.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholders Agreement and the Support Agreements.

“Anti-Corruption Laws” means any applicable Laws relating to bribery or corruption (governmental or commercial), or money laundering, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (ii) the UK Bribery Act 2010, and (iii) and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assumed Shares” has the meaning set forth in Section 3.05(b).

“Audited Financial Statements” has the meaning set forth in Section 4.06(a).

“Backstop Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or in San Francisco, California are authorized or required by Law to close.

“Business of Parent” means the business of Parent, as conducted presently and during the twelve (12) months prior to the date of this Agreement; and references to “business of Parent”, “the Parent’s business” or phrases of similar import shall be deemed to refer to the business of Parent, as conducted presently and during the twelve (12) months prior to the date of this Agreement.

“Business of the Company” means the business of the Company Entities collectively, as conducted presently and during the twelve (12) months prior to the date of this Agreement; and references to “business of the Company”, “the Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively, as conducted presently and during the twelve (12) months prior to the date of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificate of Merger” has the meaning set forth in Section 2.01.

“Certificates” has the meaning set forth in Section 3.07(c).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” has the meaning set forth in the Recitals hereto.

“Company” has the meaning set forth in the preamble hereto.

“Company Associate” means any current or former employee, Company Contract Worker, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Company Entities or any Affiliate of any Company Entity.

“Company Author” has the meaning set forth in Section 4.10(b).

“Company Benefit Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, performance stock unit, stock appreciation rights, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, transaction-based, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Company Entities or any Affiliate of any Company Entity for the benefit of or relating to any Company Associate of any Company Entity (or the beneficiaries or dependents of any such individual) or any Company ERISA Affiliate, or with respect to which any Company Entity has any current Liability or is reasonably likely to have any future Liability.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.03(c).

“Company Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate of any Company Entity or other Contract with a Union, including a neutrality or accretion clause or agreement.

“Company Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company Common Stockholders” means a holder of Company Common Stock.

“Company Contract Worker” means any independent contractor, consultant or retired person or service provider who is a natural person and is or was hired, retained, engaged or used by any of the Company Entities and who is not: (a) classified by a Company Entity as an employee; or (b) compensated by a Company Entity through wages reported on a form W-2.

“Company D&O Tail Policy” has the meaning set forth in Section 6.12(b).

“Company Data” means all data maintained by or on behalf of the Company Entities, whether or not in electronic form.

“Company Data Agreement” means any Contract involving Personal Information to which any Company Entity is a party or by which it is bound.

“Company Disclosure Schedule” means the disclosure schedule of the Company Entities.

“Company Employee Agreement” means any management, employment, severance, transaction bonus, retention, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Company Entities or any Affiliate of any Company Entity and any Company Associate, other than any such Contract that is terminable “at will” without any obligation on the part of any Company Entity or any Affiliate of any Company Entity to make any severance, change in control or similar payment or provide any benefit.

“Company Entities” means, collectively, the Company and its Subsidiaries.

“Company ERISA Affiliate” means any Person under common control with any of the Company Entities within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Company Exclusively Licensed IP” means all Intellectual Property exclusively licensed to the Company or its Subsidiaries.

“Company Financial Statements” has the meaning set forth in Section 4.06(a).

“Company Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Company Entity mandated by a Governmental Authority outside the United States and covering any Company Associate; (b) Company Benefit Plan that is subject to any of the applicable laws of any jurisdiction outside the United States; or (c) Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“Company Indemnified Persons” has the meaning set forth in Section 6.12(a).

“Company Insurance Policies” has the meaning set forth in Section 4.15.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IP Registrations” means all Company Intellectual Property and Company Exclusively Licensed IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, Internet domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Company Leased Real Property” means all of the right, title and interest of the Company under all leases, subleases, licenses, concessions and other agreements, pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Company Material Adverse Effect” means any event, occurrence, development, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, liabilities, operations or assets of the Company; provided, however, that none of the following events, occurrences, developments, facts, conditions, circumstances or changes (or the effect thereof), alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to have, a “Company Material Adverse Effect”: (i) any changes in applicable Laws, or GAAP applicable to the Company, required to be adopted by the Company, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries in which the Company operates; (iv) acts of war (whether or not declared), armed hostilities (whether or not pursuant to the declaration of a national emergency or war) or terrorism, cyberterrorism, riots, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19), (vi) any failure of the Company to meet its financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required by this Agreement, or any action taken (or not taken) at the request of Parent or Merger Sub or any of their respective Affiliates or as a result of Parent or Merger Sub not consenting thereto; or (viii) the public announcement, pendency or completion of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, development, fact, condition, circumstance or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts the Business of the Company.

“Company Material Contracts” has the meaning set forth in Section 4.12.

“Company Option” means each option to purchase shares of Company Common Stock that is outstanding under the Company Stock Plan.

“Company Organizational Documents” has the meaning set forth in Section 4.02.

“Company Preferred Stock” means, collectively, (i) the Company Series 1 Preferred Stock, and (ii) the Company Series 2 Preferred Stock.

“Company Preferred Stockholder” means a holder of Company Preferred Stock.

“Company Privacy Policies” means, collectively, any and all (A) of the Company Entities’ data privacy and security policies, procedures, and notices, whether applicable internally, or published on any Company Entity’s website or otherwise made available by a Company Entity to any Person, and (B) public representations (including representations on Company Entity websites) made by or on behalf of a Company Entity with regard to Personal Information.

“Company Promised Optionholder” has the meaning set forth in Section 4.05(e).

“Company Series 1 Preferred Stock” means the Company’s Series 1 preferred stock, par value $0.0001 per share.

“Company Series 2 Preferred Stock” means the Company’s Series 2 preferred stock, par value $0.0001 per share.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.03(a).

“Company Stockholder Notice” has the meaning set forth in Section 6.10(b).

“Company Stockholders” means the collective reference to Company Common Stockholders and Company Preferred Stockholders.

“Company Stock Plan” means the 2015 Stock Plan adopted by the Company to grant equity awards to employees, directors and consultants of the Company.

“Company Warrant” means warrants to purchase shares of Company Stock.

“Confidentiality Agreement” has the meaning set forth in Section 6.01.

“Continuing Employees” means the Company Associates immediately before the Effective Time who are employed by the Surviving Company or any Subsidiary of the Surviving Company immediately following the Effective Time.

“Contract” means any legally binding agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease or other arrangement, understanding or undertaking, whether written or oral, including all amendments and modifications relating thereto (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the CARES Act, Families First Act and American Rescue Plan Act of 2021 or other measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by a Person, in each of the foregoing cases, for the protection of the health or safety of the employees, partners, patients, vendors, service providers of such Person and its Subsidiaries or any other natural persons.

“Designated Company Director” has the meaning set forth in Section 6.24(a).

“DGCL” has the meaning set forth in the Recitals hereto.

“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dissenting Shares” has the meaning set forth in Section 3.02.

“DOL” means the U.S. Department of Labor.

“Effective Time” has the meaning set forth in Section 2.01.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Materials (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.07(a).

“FDA” has the meaning set forth in Section 4.22(b).

“FTC” has the meaning set forth in Section 4.22(b).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws.

“In-the-Money Company Warrant” means a Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time and that has an exercise price per share that is less than the Merger Consideration.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) capital lease obligations presented as capital lease liabilities on the consolidated balance sheet of such Person or otherwise required to be categorized as such under GAAP, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information Statement” has the meaning set forth in Section 6.11(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with intellectual property, industrial property and proprietary rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other similar designations of source or origin, together with the goodwill connected with the use of and symbolized by the foregoing; (b) Internet domain names; (c) copyrights, works of authorship, moral rights, mask work rights, designs and design registrations, whether or not copyrightable; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) all registrations, applications and renewals for, any of the foregoing; and (h) all benefits, privileges, causes of action and remedies relating to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Recitals hereto.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Interim Financial Statements” has the meaning set forth in Section 4.06(a).

“Interim Period” has the meaning set forth in Section 6.02.

“IRS” means the Internal Revenue Service of the U.S. Department of Treasury.

“Key Employees” means those individuals set forth in Schedule 1.01 hereto.

“Key Employee Agreements” has the meaning set forth in the Recitals hereto.

“Knowledge of Parent” means, with respect to Parent, the actual knowledge of Jason DiBona or Ryan Tyler.

“Knowledge of the Company” means, with respect to the Company, the actual knowledge of Jonathan Harris or Ronti Pal.

“Law” means any law, statute, ordinance, regulation, rule, writ, judgment, or Governmental Order, in each case, of any Governmental Authority.

“Legal Proceeding” means any private or governmental action, cause of action, inquiry, claim, counterclaim, demand, proceeding, suit, notice of violation, hearing, litigation, citation, summons, subpoena, audit, arbitration or investigation, in each case whether civil, criminal, administrative, regulatory, judicial, investigative or otherwise, whether in law or in equity, brought, conducted or heard by or before any court or other Governmental Authority, or any appeal therefrom, or any arbitral body.

“Letter of Transmittal” has the meaning set forth in Section 3.07(c).

“Liabilities” has the meaning set forth in Section 4.07.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Permits” has the meaning set forth in Section 4.22(a).

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Nasdaq” means the Nasdaq Capital Market.

“Organizational Documents” has the meaning set forth in Section 4.02.

“Other Filings” has the meaning set forth in Section 6.11(a).

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Ownership Allocation” means the final pro forma ownership allocation prepared by the Company in good faith and agreed to by Parent pursuant to Section 3.07(b) using the principles described in Schedule 3.01 hereof.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Associate” means any current or former employee, Parent Contract Worker, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to Parent.

“Parent Author” has the meaning set forth in Section 5.09(b).

“Parent Benefit Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, performance stock unit, stock appreciation rights, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, transaction-based, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by Parent for the benefit of or relating to any Parent Associate (or the beneficiaries or dependents of any such individual) or Parent ERISA Affiliate, or with respect to which Parent has any current Liability or is reasonably likely to have any future Liability.

“Parent Board” means the board of directors of Parent.

“Parent Charter Amendments” means an amendment and restatement of Parent’s certificate of incorporation and an amendment and restatement of Parent’s bylaws, respectively, in substantially the form of Exhibit B and Exhibit C attached hereto, to, among other things, change the name of Parent.

“Parent Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Parent Associate or other Contract with a Union, including a neutrality or accretion clause or agreement.

“Parent Common Stock” means Parent’s Common Stock, par value $0.01 per share.

“Parent Contract Worker” means any independent contractor, consultant or retired person or service provider who is a natural person and is or was hired, retained, engaged or used by any of Parent and who is not: (a) classified by Parent as an employee; or (b) compensated by Parent through wages reported on a form W-2.

“Parent Data” means all data maintained by or on behalf of Parent, whether or not in electronic form.

“Parent Data Agreement” means any Contract involving Personal Information to which Parent is a party or by which it is bound.

“Parent Disclosure Schedule” means the disclosure schedule of the Parent and Merger Sub.

“Parent Employee Agreement” means any management, employment, severance, transaction bonus, retention, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between Parent and any Parent Associate, other than any such Contract that is terminable “at will” without any obligation on the part of Parent to make any severance, change in control or similar payment or provide any benefit.

“Parent Equity Plan” means the 2021 Incentive Award Plan adopted by Parent to grant equity awards to employees, directors and consultants of Parent.

“Parent ERISA Affiliate” means any Person under common control with Parent within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Parent Exclusively Licensed IP” means all Intellectual Property exclusively licensed to the Parent.

“Parent Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of Parent mandated by a Governmental Authority outside the United States and covering any Parent Associate; (b) Parent Benefit Plan that is subject to any of the applicable laws of any jurisdiction outside the United States; or (c) Parent Benefit Plan that covers or has covered any Parent Associate whose services are or have been performed primarily outside of the United States.

“Parent Insurance Policies” has the meaning set forth in Section 5.14.

“Parent Intellectual Property” means all Intellectual Property owned or purported to be owned by the Parent.

“Parent IP Registrations” means all Parent Intellectual Property and Parent Exclusively Licensed IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, Internet domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Parent Leased Real Property” means all of the right, title and interest of Parent under all leases, subleases, licenses, concessions and other agreements, pursuant to which Parent holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Parent Material Adverse Effect” means any event, occurrence, development, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, liabilities, operations or assets of Parent or Merger Sub; provided, however, that none of the following events, occurrences, developments, facts, conditions, circumstances or changes (or the effect thereof), alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to have, a “Parent Material Adverse Effect”: (i) any changes in applicable Laws, or GAAP applicable to Parent or Merger Sub, required to be adopted by Parent or Merger Sub, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries in which Parent or Merger Sub operates; (iv) acts of war (whether or not declared), armed hostilities (whether or not pursuant to the declaration of a national emergency or war) or terrorism, cyberterrorism, riots, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19), (vi) any failure of Parent or Merger Sub to meet its financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required by this Agreement, or any action taken (or not taken) at the request of the Company or any of their respective Affiliates or as a result of the Company not consenting thereto; or (viii) the public announcement, pendency or completion of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, development, fact, condition, circumstance or change has a disproportionate effect on the Parent or Merger Sub compared to other participants in the industries in which the Parent and Merger Sub conduct the Business of Parent.

“Parent Material Contracts” has the meaning set forth in Section 5.11(a).

“Parent Organizational Documents” means Parent’s certificate of incorporation and Parent’s bylaws, in each case as they may be amended or amended and restated from time to time in accordance with the terms of this Agreement.

“Parent Preferred Stock” means Parent’s Preferred Stock, par value $0.01 per share.

“Parent Privacy Policies” means, collectively, any and all (A) of the Parent’s data privacy and security policies, procedures, and notices, whether applicable internally, or published on Parent websites or otherwise made available by the Parent to any Person, and (B) public representations (including representations on Parent websites) made by or on behalf of the Parent with regard to Personal Information.

“Parent RSU Award” means an award of restricted stock units with respect to Parent Common Stock.

“Parent SEC Documents” has the meaning set forth in Section 5.22(a).

“Parent Stockholder” means a holder of Parent Common Stock.

“Parent Stockholder Approval” means the approval by the holders of a majority of the outstanding shares of Parent Common Stock of (i) this Agreement and the Transactions, (ii) the issuance of the Merger Consideration to the holders of Company Stock in accordance with the rules and regulations of Nasdaq and (iii) the Parent Charter Amendments.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business of the Company or of Parent, as applicable, and all pending applications therefor.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Interim Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Interim Financial Statements, (vii) in the case of Company Leased Real Property or Parent Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Company Leased Real Property or Parent Leased Real Property, as applicable, which do not materially interfere with the current use or occupancy of any Company Leased Real Property or Parent Leased Real Property, as applicable, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Company Leased Real Property or Parent Leased Real Property, as applicable, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described in Schedule 1.01(a).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Information” means any data and information relating to an identified or identifiable natural Person or household including, name, street address, telephone number, e-mail address, phone number, age, birthdate, photograph, credit card number, pin code, financial account numbers, debit card numbers, MAC addresses, IP addresses, unique device identifiers, social security number, driver’s license number, passport number or user or account number, or any other piece of information (including pseudonymized (key-coded) data) that allows the identification of a natural Person or household or is otherwise considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information,” or other analogous term under Privacy Laws. Personal Information includes Tracking Data.

“Press Release” has the meaning set forth in Section 6.13.

“Privacy Laws” means (A) each applicable Law applicable to the protection or Processing or both of Personal Information, and includes: (i) the EU General Data Protection Regulation and the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020; and (ii) to the extent applicable, laws, regulations, and/or rules relating to the collection and Processing of biometric data, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing, or other electronic commercial messages, or (B) legally binding guidance issued by a Governmental Authority that pertains to one of the laws, rules or regulations outlined in clause (A).

“Processing” (and, with correlative meaning, “Processed” and “Processing”) means, with respect to data, any operation or set of operations such as the use, collection, acquisition, receipt, processing, storage, recording, organization, safeguarding, security, adaption, analysis, alteration, ingestion, compilation, combination, enrichment, enhancement, de-identification, transfer, sharing, structuring, retrieval, consultation, disclosure, transmission, dissemination or otherwise making available, alignment, restriction, erasure or destruction of such data.

“Promised Option” has the meaning set forth in Section 4.05(e).

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, to be dated as of the Closing Date, among Parent, certain Parent Stockholders and certain Company Stockholders, in the form of Exhibit D attached hereto.

“Registration Shares” has the meaning set forth in Section 6.11(a).

“Registration Statement” has the meaning set forth in Section 6.11(a).

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, representatives, and each of their respective successors and assigns.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Residual Shares” has the meaning set forth in Section 3.05(b).

“Rights Offering” has the meaning set forth in Section 6.09.

“Schedules” means the schedules to this Agreement, including the Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Standard IP Contracts” means (i) employee, contractor and consulting agreements based on and without material deviations from the standard form of agreements made available to the Company or Parent, as applicable; (ii) non-disclosure agreements entered into in the ordinary course of business; (iii) non-exclusive licenses that contain only incidental licenses to a party’s Intellectual Property that are not material to the conduct of the Business of the Company or Parent, as applicable; and (iv) licenses to open source software.

“Stockholders Agreement” means the stockholders agreement, entered into as of the Closing Date, among Parent, certain Parent Stockholders and certain Company Stockholders, in the form of Exhibit E attached hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreements” has the meaning set forth in the Recitals hereto.

“Surviving Company” has the meaning set forth in Section 2.01.

“SVB Consent” means the executed consent, delivered by Silicon Valley Bank to the Company prior to the execution of this Agreement, attached hereto as Exhibit F.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, custom, duty, governmental fee, charge or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tracking Data” means (A) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (B) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (C) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object

“Trade Laws” means (i) any Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection and the U.S. Department of Commerce’s Bureau of Industry and Security, and (ii) economic or financial sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the United States State Department, any other agency of the United States government, the United Nations, the European Union or any member state thereof, or the United Kingdom.

“Trading Day” means any day on which shares of Parent Common Stock are actually traded on the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.

“Transaction Form 8-K” has the meaning set forth in Section 6.13.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trinity Consent” means the executed consent, delivered by Trinity Capital Inc. to the Company prior to the execution of this Agreement, attached hereto as Exhibit G.

“Union” means any labor organization, union, works council, or similar entity, or other body representing one or more Company Associates of any Company Entity or one or more Parent Associates of Parent.

“Waived 280G Benefits” has the meaning set forth in Section 6.22.

“WARN Act” has the meaning set forth in Section 4.13(d).

“Warrant Merger Consideration” has the meaning set forth in Section 3.06.

“Written Consent” has the meaning set forth in Section 6.10(a).

1.02          Construction.

(a)               Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)               Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto to the extent made available to the other party.

(c)               Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)               The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto.

(e)               Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)                All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)               The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company or Parent, as applicable, in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h)               References to “$” or “dollars” refer to lawful currency of the United States.

(i)                 Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(j)                 Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

Article II
THE MERGER; CLOSING

2.01          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03          Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 A.M. Eastern Standard Time at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, 31st Floor, New York, New York 10022 on the second (2nd) Business Day after the date on which all conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Parent and the Company may mutually agree in writing. Notwithstanding the foregoing, the parties hereto agree the Closing may take place electronically through the exchange of documents via e-mail or facsimile. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” On the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.04          Certificate of Incorporation and Bylaws of the Surviving Company.

(a)               At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit H attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b)               At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit I attached hereto, and as so amended, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

2.05          Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a)               the Company shall deliver or cause to be delivered to Parent and Merger Sub the certificates and other documents required to be delivered pursuant to Section 7.02; and

(b)               Parent and Merger Sub shall deliver or cause to be delivered (i) the certificates and other documents required to be delivered pursuant to Section 7.03 and (ii) the Merger Consideration to the Exchange Agent for the account and benefit of the Company Stockholders in accordance with this Agreement, together with any notices and documentation necessary or appropriate in connection therewith (including the Ownership Allocation).

2.06          Directors and Officers of the Surviving Company.

(a)               The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company set forth in Schedule 2.06(a)(i) shall cease to hold any position with the Company or any of its Subsidiaries immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation from each position he or she holds with the Company or any of its Subsidiaries, effective as of the Effective Time) and (b) each person set forth in Schedule 2.06(a)(ii) shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b)               The Company shall take all necessary action prior to the Effective Time such that each officer of the Company set forth in Schedule 2.06(b)(i) shall cease to be an officer immediately following the Effective Time (including by causing each such officer to tender an irrevocable resignation as an officer, effective as of the Effective Time) and (b) each person set forth in Schedule 2.06(b)(ii) shall be appointed as an officer of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only officers of the Surviving Company.

Article III
EFFECTS OF THE MERGER

3.01          Effect on Capital Stock. At the Effective Time, without any action on the part of Parent, the Parent Stockholders, Merger Sub, the Company or the Company Stockholders:

(a)               The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock described in Section 3.04 and any exercise prior to the Effective Time of the Company Options described in Section 3.05(a)) that are issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares or the shares to be cancelled pursuant to Section 3.01(c)), shall be converted automatically into, and the holders of such shares of Company Common Stock (except with respect to Dissenting Shares and other shares to be cancelled pursuant to Section 3.01(c)) shall be entitled to receive, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Section 3.01 and throughout this Agreement, fully paid and nonassessable shares of Parent Common Stock to be paid to all Company Stockholders (the “Merger Consideration”) that shall result in such Company Stockholders, in the aggregate, holding 49.5% of the Outstanding Shares (as defined in Schedule 3.01 hereto). Notwithstanding anything to the contrary herein, the parties mutually acknowledge and agree that the calculation of the Merger Consideration applicable at Closing shall be as specified in Schedule 3.01 hereto. As a result of the Merger, at the Effective Time, the shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each Company Common Stockholder shall cease to have any other rights as a stockholder of Company Common Stock with respect thereto, except the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock. Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Parent Common Stock will be issued to any of the Company Common Stockholders in connection with payment of the Merger Consideration, and to the extent a fractional share of Parent Common Stock is issuable as part of the Merger Consideration after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Company Common Stockholder, such fraction shall be rounded up to one whole share of Parent Common Stock.

(b)               At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company and such share shall constitute the only outstanding share of capital stock of the Surviving Company as of immediately following the Effective Time.

(c)               Each share of Company treasury stock shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.02          Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, the shares of Company Stock issued and outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Stock in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares of Company Stock) shall not be converted into a right to receive a portion of the Merger Consideration but instead shall be entitled to only receive payment of the appraised value of such shares of Company Stock held by them in accordance with the provisions of Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.01, without interest thereon. The Company shall provide Parent prompt written notice of any demands received by Company for appraisal of Company Stock, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

3.03           Withholding. Each of Parent, Merger Sub, the Company, the Surviving Company and anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to and the making of any such payment under any applicable tax Law, through the withholding of a number of such shares. Any sum that is withheld as permitted by this Section 3.03 shall be remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

3.04          Conversion of Company Preferred Stock.

(a)               Prior to the Effective Time, each share of Company Series 1 Preferred Stock issued and outstanding shall be converted into one share of Company Common Stock.

(b)               Prior to the Effective Time, each share of Company Series 2 Preferred Stock issued and outstanding shall be redeemed by the Company at a price per share equal to $0.0001.

(c)               At the Effective Time, the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist and each Company Preferred Stockholder shall cease to have any other rights as a stockholder of Company Preferred Stock with respect thereto.

3.05          Cancellation of Company Options; Treatment of Company Stock Plan.

(a)               At the Effective Time, each Company Option shall, by virtue of the Merger and without further action on the part of the holder thereof, be cancelled and terminated for no consideration or payment. Prior to the Effective Time, the Company Board (and/or the Compensation Committee of the Company Board) shall adopt such resolutions as are necessary to give effect to such cancellation and termination and to ensure that from and after the Effective Time, neither Parent nor the Surviving Company will be required to deliver shares of Company Common Stock, other capital stock of the Company, or other compensation of any kind to any Person pursuant to or in settlement of any Company equity or equity-based awards under the Company Stock Plan or otherwise.

(b)               Any shares of Company Common Stock that remain available for issuance pursuant to the Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with the Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the exchange ratio (the ratio of the number of shares (or fraction of a share) of Parent Common Stock to be issued in exchange for each share of Company Common Stock) calculated as part of the Ownership Allocation (such shares of Parent Common Stock, the “Assumed Shares”). At the Effective Time, by virtue of the Merger and without further action by any party, Parent shall assume the Company Stock Plan with the result that Parent may, as permitted by applicable Law, issue the Assumed Shares, if any, after the Effective Time pursuant to the settlement of any equity awards granted under the Company Stock Plan, the Parent Equity Plan, or any other plan of Parent or any of its Affiliates.

3.06          Conversion of Warrants. At the Effective Time, each In-the-Money Company Warrant shall, by virtue of the Merger and without further action on the part of the holder thereof, be cancelled and converted into the right to receive, for each share of Company Common Stock subject to such In-the-Money Company Warrant (including shares of Company Common Stock issuable upon conversion of any Company Preferred Stock issuable upon exercise of any Company Warrant) a portion of the Merger Consideration equal to (i) the Merger Consideration that would have been payable pursuant hereto in respect of such share had such In-the-Money Company Warrant been exercised immediately prior to the Effective Time, less (ii) the exercise price with respect to such In-the-Money Company Warrant (the resultant aggregate Merger Consideration due to a holder of an In-the-Money Company Warrant, the “Warrant Merger Consideration”). Each Company Warrant issued and outstanding as of the Effective Time that is not an In-the-Money Company Warrant shall automatically and without further action by any party be cancelled and terminated for no consideration or payment immediately prior to the Effective Time. The Warrant Merger Consideration shall be calculated in accordance with the terms of the applicable In-the-Money Company Warrant.

3.07          Surrender and Payment.

(a)               Following the date hereof and prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(b)               No later than the close of business on the tenth (10th) Business Day prior to the anticipated Closing Date, the Company shall have prepared an Ownership Allocation containing the Company Stockholders and Company Promised Optionholders and setting forth the allocation of Merger Consideration to be received by each Person enumerated therein, applying the methodology, assumptions, formulas and techniques set forth in Schedule 3.01. The parties hereto shall confer regarding the foregoing schedule no later than the fifth (5th) Business Day prior to the anticipated Closing Date, shall make such changes thereto as the parties hereto may mutually and in good faith agree, and, subject to the agreement of the parties hereto, such schedule shall be the “Ownership Allocation” hereunder. In addition, the Company shall provide all information reasonably requested by the Exchange Agent in order to enable the Exchange Agent to open accounts for each Person enumerated in the Ownership Allocation.

(c)               Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Stock entitled to receive Merger Consideration pursuant to Section 3.01 a letter of transmittal (which shall be in the form and substance reasonably acceptable to Company) (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the certificates evidencing such Company Stock, in physical or electronic form, as the case may be (the “Certificates”), in exchange for the applicable portion of Merger Consideration payable to such holder. Promptly after the Effective Time, the Exchange Agent shall, as promptly as reasonably practicable after receipt of a Certificate (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith), issue to the holder of such Certificate the Merger Consideration with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. The Exchange Agent shall deliver the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(a) (after giving effect to Section 3.01(c), Section 3.04, Section 3.05(a) and Section 3.06) as reflected in the Ownership Allocation, electronically through book entry-delivery or, upon the written request of any Company Stockholder, in the form of an original stock certificate to the address set forth in such Company Stockholder’s Letter of Transmittal. No interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Stock (other than for Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive a portion of the Merger Consideration. If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 3.07(c).

(d)               No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(e)               Any Merger Consideration remaining unclaimed by Company Stockholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

(f)                If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such Certificate in accordance with this Agreement.

3.08          Equitable Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock with a record date during such period, the number of shares of Parent Common Stock to be issued as the Merger Consideration shall be equitably adjusted to provide Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

3.09          Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and board of directors of the Surviving Company will be fully authorized in the name of the Company or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

4.01          Organization and Qualifications; Subsidiaries. Each Company Entity (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Schedule 4.01 of the Company Disclosure Schedule sets forth each Company Entity, its jurisdiction of organization, its directors and officers, and each jurisdiction in which such Company Entity is licensed or qualified to do business. Each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to be material to the Company Entities, taken as a whole. Except as set forth in Schedule 4.01 of the Company Disclosure Schedule, the Company owns all of the outstanding equity interests of its Subsidiaries, free and clear of all Liens, and there are no derivative securities or commitments to issue derivative securities in respect of such Subsidiaries. None of the Company Entities (i) owns any capital stock of, or any equity interests of any nature in, any other Person other than such Subsidiaries, (ii) has at any time been a general partner of any general or limited partnership and (iii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

4.02          Organizational Documents. True and complete copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and any other similar governing documents, each as amended (together, the “Organizational Documents”) of each Company Entity (the “Company Organizational Documents”), as amended to date, have been made available to Parent. No Company Entity is in violation of any of the provisions of the Organizational Documents, including all amendments thereto, of such Company Entity, except where such violation would not reasonably be expected to be material to the Company Entities, taken as a whole.

4.03          Due Authorization.

(a)               The Company has all requisite corporate power and authority to execute, deliver, enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement and the transactions contemplated hereby by the affirmative vote or consent of (i) the holders of a majority of the shares of Company Common Stock and Company Series 1 Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) and (ii) the holders of a majority of the shares of Company Series 1 Preferred Stock, in accordance with the Company Organizational Documents (collectively, “Company Stockholder Approval”), to consummate the transactions contemplated hereby.

(b)               The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which any Company Entity is a party and the consummation by the Company Entities of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company Entities and no other corporate proceedings on the part of any Company Entity are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements and approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to which any Company Entity is a party will be, duly and validly executed and delivered by such Company Entities and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute, or will constitute, a valid and binding obligation of such Company Entities, enforceable against such Company Entities in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

(c)               The Company Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way adverse to Parent or Merger Sub, has, as of the date hereof, (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

4.04          No Conflict; Consents.

(a)               The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) subject to, in the case of the Merger, obtaining the Company Stockholder Approval, contravene, conflict with or result in a violation or breach of, or default under, any Company Organizational Documents or any resolution adopted by the stockholders or equityholders, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) of any Company Entity; (ii) subject to, in the case of the Merger, obtaining the Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, Permit or Governmental Order applicable to the Company, or give any Governmental Authority or other Person the right to challenge the Merger or any of the Transactions or to exercise any remedy or obtain any relief under any applicable Law or Governmental Order to which any Company Entity, or any of the assets owned or used by any Company Entity, is subject; (iii) subject to any filings, notices or consents referenced in the following clause, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization of any Governmental Authority that is held by any Company Entity or that otherwise relates to the business of any Company Entity or to any of the assets owned or used by any Company Entity; (iv) require the consent or notice by any Person under, contravene, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or give rise to a right of termination, cancellation, modification, acceleration or amendment under, any Company Material Contract or any Permit to which any of the Company Entities is a party or (v) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of any Company Entity, except, with respect to the foregoing clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to be material to the Company Entities, taken as a whole, and would not reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Transactions.

(b)               Except as set forth in Schedule 4.04(b) of the Company Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with or notice to, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of Delaware and the effectiveness of the Registration Statement.

4.05          Capitalization.

(a)               Schedule 4.05(a) of the Company Disclosure Schedule sets forth, as of the date hereof, (i) the authorized capital stock of the Company, (ii) the number, class and series of Company Stock owned by each holder of shares of Company Stock, together with the name of each registered holder thereof, (iii) a list of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such Company Option, the grant date, the exercise price for such Company Option, the vesting commencement date and vesting schedule, and the date on which such Company Option expires and (iv) a list of all holders of outstanding Company Warrants, including the number of shares of Company Stock subject to each such Company Warrant, the grant date, and exercise price for such Company Warrant, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires. All of the issued and outstanding shares of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except as set forth in Schedule 4.05(a) of the Company Disclosure Schedule, as of the date hereof, there are no other shares of Company common stock, shares of preferred stock, options, warrants, convertible notes or other equity interests of the Company authorized, reserved, issued or outstanding. Each Company Option was granted in accordance with the Company Stock Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which Company Board or its compensation committee actually awarded the Company Option. Each Company Option qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Financial Statements, respectively, and does not trigger any material liability for the Company Option holder under Section 409A of the Code. The Company has provided or made available to Parent (or Parent’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that materially differ from such standard form.

(b)               Except for the Company Preferred Stock, the Company Options, the Promised Options and the Company Warrants, as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. Except as set forth in Schedule 4.05(b) of the Company Disclosure Schedule, as of the date hereof the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, and there is no Contract restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock.

(c)               As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth in Schedule 4.05(c) of the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth in Schedule 4.05(c) of the Company Disclosure Schedule, the Company’s Subsidiaries are not party to any stockholders’ agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d)               As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth in Schedule 4.05(d) of the Company Disclosure Schedule, there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

(e)               Schedule 4.05(e) of the Company Disclosure Schedule sets forth as of the date of this Agreement a true, correct, and complete list of individuals (each individual, a “Company Promised Optionholder”) who have been offered an opportunity to receive Company Options (the “Promised Options”) under an offer letter from, Contract with or other commitment from the Company (which has not expired, been rescinded or rejected), but who have not been granted such Promised Options, including the number of shares offered, the vesting commencement date, and vesting schedule described in the offer letter from, Contract with, or other commitment for each such listed Promised Option.

(f)                All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

4.06          Financial Statements.

(a)               Schedule 4.06(a) of the Company Disclosure Schedule sets forth the Company’s (i) audited consolidated financial statements consisting of the balance sheet of the Company Entities as of December 31, 2021 and 2020 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, together with all notes and schedules thereto and with the auditor’s report thereon (together with any audited financial statements delivered pursuant to Section 6.01 hereof, the “Audited Financial Statements”) and (ii) unaudited financial statements consisting of the consolidated balance sheet of the Company Entities as of June 30, 2022 (the “Interim Balance Sheet Date”) and June 30, 2021 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month periods then ended, together with all notes thereto (together with any other interim financial statements delivered pursuant to Section 6.01 or Section 6.11 hereof, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”).

(b)               The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and reclassifications and the absence of notes and other presentation items. The Company Financial Statements are based on the books and records of the Company Entities, and fairly present in all material respects the financial condition of the Company Entities as of the respective dates they were prepared and the results of operations, stockholders’ equity and cash flows of the Company Entities for the periods indicated. The Audited Financial Statements have been audited by a PCAOB qualified auditor that is independent under Rule 2-01 of Regulation S-X under the Securities Act. The Company Financial Statements that are required to be included in the Registration Statement, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.01 or Section 6.11 hereof, will comply in all material respects with the applicable accounting requirements (including the standards of the American Institute of Certified Public Accountants (“AICPA”)) and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act, in effect as such date, will not be “stale” in accordance with the rules and regulations of Regulation S-X and, with respect to the Audited Financial Statements, have been (or will be prior to the filing of the Registration Statement with the SEC) audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act and, with respect to the Interim Financial Statements, have been (or will be prior to the filing of the Registration Statement with the SEC) reviewed by the Company’s auditors, as provided in AU-C-930 under the standards of AICPA, and in each case shall be in an appropriate form for inclusion in the Registration Statement and Information Statement. The Company Entities maintain a standard system of accounting established and administered in accordance with GAAP.

(c)               No director, officer or, to the Knowledge of the Company, auditor or accountant of any Company Entity has received or otherwise has or obtained knowledge of (x) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, internal controls, methodologies or methods of any Company Entity that has adversely affected the ability to record, process, summarize and report financial information during any of the periods covered by the Audited Financial Statements, which has not been remedied, (y) any fraud that involves any director, officer or employee of any Company Entity who has a role in the preparation of financial statements or the internal accounting controls utilized by any Company Entity, or (z) any written claim or written allegation regarding any of the foregoing. To the Knowledge of the Company, there are no fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of any Company Entity.

(d)               The accounts and notes receivable shown on the Company Financial Statements represent amounts receivable in respect of bona fide transactions. Such accounts and notes receivable have been recorded in accordance with GAAP, are collectible in the ordinary course of business and are not subject to any set-off or counterclaim, other than as specifically reflected in the Company Financial Statements or as would not be material to the Company Entities (taken as a whole). Any accounts payable of the Company Entities that have become due have been paid in the ordinary course of business. No extension of payment terms has been agreed with any creditor in relation to any accounts payable.

4.07          Undisclosed Liabilities. The Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth or reserved for on a balance sheet of the Company Entities (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the ordinary course of the operation of business of the Company Entities, (c) disclosed in the Company Disclosure Schedule, (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

4.08          Litigation and Proceedings. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened, Actions and, to the Knowledge of the Company, there are no pending or threatened investigations, in each case, against any Company Entity, or otherwise affecting any Company Entity or its assets, including any condemnation or similar proceedings (or, to the Knowledge of the Company, against any of the officers or directors of any Company Entity related to their business duties, which interfere with their business duties, or as to which any Company Entity has any indemnification obligations), in each case which would reasonably be expected to result in any material Liabilities to such party. No Company Entity nor any property, asset or business of any Company Entity is subject to any Governmental Order, or, to the Knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, at Law, in equity or otherwise. There is no unsatisfied judgment or any open injunction binding upon any Company Entity.

4.09          Compliance with Laws.

(a)               Each Company Entity is now, and for the past three (3) years has been, in compliance in all respects with all Laws applicable to it and to the Business of the Company, except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

(b)               No Company Entity nor, to the Knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of any Company Entity, in each case, acting on behalf of a Company Entity, has, in the past three (3) years, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable Anti-Corruption Law, (ii) paid, accepted, or received any unlawful contributions, payments, or expenditures, (iii) taken any other action in material violation of any applicable Anti-Corruption Law or Trade Law in any jurisdiction in which any Company Entity conducts business, (iv) been the subject of any investigation, inquiry, litigation, audit, review, or administrative or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Laws or Trade Law, or (v) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Trade Law. Each Company Entity has instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Law and Trade Law.

4.10          Company Intellectual Property.

(a)               Schedule 4.10(a) of the Company Disclosure Schedule lists all the Company IP Registrations as of the date hereof, indicating as to each item, as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All filings and fees required to maintain the material Company IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and to the Knowledge of the Company all Company IP Registrations are otherwise in good standing.

(b)               Except as set forth in Schedule 4.10(b) of the Company Disclosure Schedule, a Company Entity is the sole and exclusive owner of all right, title and interest in and to the material Company Intellectual Property, and to the Knowledge of the Company, has the right to use all other material Intellectual Property, including all Company Exclusively Licensed IP, used in the conduct of the Business of the Company, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company Entities have entered into written agreements with every current and former employee who has created material Intellectual Property for the Company Entities, and with every current and former independent contractor who has created material Intellectual Property for the Company Entities (each such employee and independent contractor, a “Company Author”), whereby such Company Authors assign to the Company Entities any and all ownership interest and right they may have in such Intellectual Property. No Company Entity is using Intellectual Property created by a Company Author prior to, or outside the scope of, their employment or engagement by a Company Entity, and which has not been assigned to a Company Entity.

(c)               Each Company Entity’s rights in the Company Intellectual Property and Company Exclusively Licensed IP are subsisting and, to the Knowledge of the Company, each Company Entity’s rights in the Company IP Registrations, other than pending applications, are valid and enforceable. The Company Entities have taken commercially reasonable steps to maintain the Company Intellectual Property and its rights in the Company Exclusively Licensed IP and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(d)               The conduct of the Business of the Company, and the products, processes and services of the Company Entities, have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property or any Company Exclusively Licensed IP in any material respect.

(e)               Except as set forth in Schedule 4.10(e) of the Company Disclosure Schedule, no material computer software owned, purported to be owned, or developed by or for a Company Entity for use in the Business of the Company uses or incorporates any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(f)                Except as set forth in Schedule 4.10(f) of the Company Disclosure Schedule, there are no Actions (including any oppositions, interferences or re-examinations) settled within the last three (3) years, pending or, to the Knowledge of the Company, threatened in writing: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by a Company Entity; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company Entities’ rights with respect to any Company Intellectual Property, other than ordinary-course prosecution of Company IP Registrations; (iii) to the Knowledge of the Company, challenging the validity, enforceability or registration of any Company Exclusively Licensed IP; or (iv) by the Company Entities alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property or the Company Exclusively Licensed IP. To the Knowledge of the Company, the Company Entities are not subject to any Governmental Order that does or would restrict or impair the use of any Company Intellectual Property or any Company Exclusively Licensed IP.

(g)               Except as set forth in Schedule 4.10(g) of the Company Disclosure Schedule, (i) no resources or funding, grants, facilities or services of a university, college, other educational institution, Governmental Authority or research center was used for, or funding from third parties was used for the primary purpose of, developing any Company Intellectual Property, (ii) no such entity has asserted any ownership interest or other right in any Company Intellectual Property and (iii) to the Knowledge of the Company, no such entity has any basis to assert any ownership interest or other right in any Company Intellectual Property.

4.11          Company Software and IT.

(a)                The Company Entities’ Systems are sufficient in all material respects for the current needs of the Business of the Company. In all material respects, the Company Entities’ Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all material software, in each case as necessary for the conduct of the Business of the Company.

(b)               To the Knowledge of the Company, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company Entities’ Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in the conduct of the Business of the Company; (ii) substantial loss, destruction, damage or harm of any Company Entity or any of their Business of the Company or operations, personnel, property or other assets; or (iii) material liability of any kind to the Company Entities or their business.  Each Company Entity has taken commercially reasonable actions to protect the integrity and security of the Company Entities’ Systems and the data and other information stored thereon.

(c)               The Company Entities maintain (i) commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, and act in material compliance therewith and (ii) commercially reasonable policies and procedures to protect the confidentiality, integrity and security of Company Data and Personal Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

4.12          Company Material Contracts; No Defaults.

(a)               Schedule 4.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound, as of the date hereof (such Contracts, together with all Contracts concerning the Company Leased Real Property disclosed in Schedule 4.17(b) of the Company Disclosure Schedule and all Contracts falling into the following categories and entered into by a Company Entity after the date hereof in accordance with Section 6.02, being “Company Material Contracts”):

A.                Contracts for the sale or purchase of any of products or services of any Company Entity which provides for payments by or to such Company Entity in excess of $250,000 during calendar year 2021 or that are expected to involve more than such amount in calendar year 2022 (other than purchase orders entered into or issued in the ordinary course of business);

B.                 Contracts that: (A) grant to any Person any most-favored nations, priority, or exclusive rights to purchase, market, sell or deliver any of such products or services (other than in the ordinary course of business); (B) contain a material right of first refusal, first offer or first negotiation or any similar right with respect to an asset owned by any Company Entity; (C) provide for a “sole source” or similar relationship or contain any provision that requires the purchase of all or a material portion of a Company Entity’s requirements from any third party; or (D) any Contract that, following the Closing would grant, contain or provide, or purport to grant, contain or provide, any of the foregoing rights in respect of Parent or any Subsidiary of Parent (other than the Surviving Company);

C.                 Contracts for joint ventures, strategic alliances, partnerships or involving sharing of profits or revenue, other than agreements providing for the payment of commissions in the ordinary course of business;

D.                Contracts containing covenants that limit or restrict the right or ability of a Company Entity (or following the Closing would limit or restrict, or purport to limit or restrict, Parent or any Subsidiary of Parent (other than the Surviving Company)) to engage in any line of business or compete with, or provide any service to, any other Person in any geographical area;

E.                 (A) Contracts granting to any Person a material license or other right under any Company Intellectual Property, other than non-exclusive licenses granted to customers, resellers, and referral or affiliate partners in the ordinary course of business and Standard IP Contracts, (B) Contracts granting to any Company Entity any license or other right under any Intellectual Property of any Person, other than nonexclusive, commercially available “browse-wrap” or similar software licenses and Standard IP Contracts, and (C) Contracts providing for the development (including co-development or joint development) or acquisition of any Intellectual Property, other than employee agreements based on and without material deviations from the Company’s standard form of agreements (which forms have been made available to Parent);

F.                  Contracts, including any stock option plan, stock appreciation right plan, restricted stock or stock unit plan, stock purchase plan or other equity incentive plan, any of the benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

G.                Contracts containing any standstill or similar provisions that limit or restrict the ability of a Person to acquire any securities or assets of any Company Entity;

H.                Contracts relating to the acquisition or disposition by a Company Entity (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets (other than Contracts to purchase inventory in bulk in the ordinary course of business) or under which any Liabilities, including any remaining “earn out” or other contingent payment or consideration, remain outstanding;

I.                    Contracts evidencing Indebtedness;

J.                   any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

K.                any Contract between any Company Entity, on the one hand, and any of their respective directors or executive officers, on the other hand (other than the Company Employee Agreements and indemnification agreements that have been made available to Parent);

L.                 all Company Employee Agreements which are not cancellable without material penalty or without more than thirty (30) days’ notice or such other notice as mandated by applicable Law (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent);

M.               collective bargaining or similar labor agreements;

N.                 any Contract with a Governmental Authority;

O.                any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $150,000 individually or $500,000 in the aggregate, during any twelve (12)-month period; and

P.                  any settlement, conciliation or similar Contract arising out of a Legal Proceeding or threatened Legal Proceeding: (A) that materially restricts or imposes any material obligation on any Company Entity or materially disrupts the business of any Company Entity as currently conducted; or (B) that would require any Company Entity to pay consideration valued at more than $500,000 in the aggregate following the date of this Agreement.

(b)               Except as set forth in Schedule 4.12(b) of the Company Disclosure Schedule and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, each Company Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to or affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, none of the Company Entities or, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Company Material Contract. To the Knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to: (i) constitute a breach or event of default under any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) give any Person the right to receive or require a penalty under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract or cause other changes of any right or obligation or the loss of any material benefit thereunder; or (v) give any Person the right to cancel, terminate or modify any Company Material Contract. Complete and correct copies of each Company Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

4.13          Employee and Labor Matters; Company Benefit Plans.

(a)               No Company Entity is or has been a party to, subject to, or under any obligation to bargain for, any Company Collective Bargaining Agreement, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employee or Company Contract Worker. There are no organizing, election, certification petitions, campaigns, or other activities pending or, to the Knowledge of the Company, threatened by or on behalf of any Union with respect to any Company Associate. No Union holds bargaining rights with respect to any Company Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or to the Knowledge of the Company, threatened to apply to be certified as the bargaining agent of any Company Associate. No Company Entity has agreed to recognize any Union, nor has any Union been certified as the exclusive bargaining representative of any Company Associate. No Company Entity is or has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or Union organizing activity, or any similar activity or dispute, affecting any Company Entity or any of their employees.

(b)               Except as would not have a material and adverse effect on the Company Entities taken as a whole, each of the Company Associates that currently render or have rendered services to any Company Entity that is classified as a Company Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes, including: (i) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Laws governing the payment of wages (including overtime and premium wages); (ii) applicable Tax Laws; and (iii) unemployment insurance and worker’s compensation obligations, and the Company Entities have properly classified and treated each such individual in accordance with applicable laws and for purposes of all applicable Company Benefit Plans and perquisites. No Company Contract Worker is eligible to participate in any Company Benefit Plan.

(c)               Except as would not have a material and adverse effect on the Company Entities taken as a whole, to the Knowledge of the Company, no Person has claimed or has reason to claim that any Company Associate, or other individual affiliated or associated with any Company Entity: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement, nondisclosure agreement, any other restrictive covenant with such Person; (ii) has disclosed or utilized any trade secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. Except as would not have a material and adverse effect on the Company Entities taken as a whole, to the Knowledge of the Company, no Company Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, marketing or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Company Entity.

(d)               Each Company Entity is, and for the last three (3) years, has been, in compliance in all material respects with all applicable Laws respecting labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including applicable Laws relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”). Except as set forth in Schedule 4.13(d) of the Company Disclosure Schedule, since January 1, 2021, none of the Company Entities has effectuated a “plant closing” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable law or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Authority or other Person with respect to the impact of the contemplated transactions. Each of the Company Entities has properly accrued in the ordinary course of business and in accordance with GAAP, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation, together with any related Taxes and any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business), for any services performed, directly or indirectly, for any Company Entity.

(e)               The Company Entities are, and since April 1, 2020, have been, in compliance in all material respects with applicable laws regarding COVID-19 health and safety protocols. The Company Entities have also used commercially reasonable efforts to adhere to applicable guidance from applicable Governmental Authorities such as the U.S. Centers for Disease Control and Prevention and the federal Occupational Safety and Health Administration relating to COVID-19.

(f)                Neither any Company Entity nor any of its directors or officers, nor any management level employees, is under administrative, civil or criminal (i) indictment or audit or (ii) to the Knowledge of the Company, investigation, in each case by any Governmental Authority relating to labor or employment matters at any Company Entity that reasonably would be expected to result in a notice of material violation, material finding of reasonable cause, or similar material adverse finding.

(g)               Schedule 4.13(g) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Benefit Plan. None of the Company Entities intends, and none of the Company Entities has committed, to establish or enter into any new arrangement that would constitute a Company Benefit Plan or Company Employee Agreement, or to materially modify any Company Benefit Plan or Company Employee Agreement (except to conform any such Company Benefit Plan or Company Employee Agreement to the requirements of any applicable laws, in each case as previously disclosed to Parent in writing or as required by this Agreement). The Company has made available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Benefit Plan and each material Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Benefit Plan; (iii) all trust agreements, insurance contracts and funding agreements, including all amendments thereto; (iv) all discrimination and compliance tests required under the Code for the most recent plan year; (v) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material, non-routine filings, notices, correspondence or other communications relating to any Company Benefit Plan that was submitted to or received from the IRS, the Pension Benefit Guaranty Corporation, the DOL, the SEC, or any other Governmental Authority since January 1, 2020.

(h)               Each Company Benefit Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each other Company Benefit Plan intended to be tax qualified under applicable laws is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Benefit Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Company Entities or any Company ERISA Affiliates or Parent ERISA Affiliates (other than ordinary administration expenses). There is no audit, inquiry or legal proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated by the IRS, DOL, PBGC or any other Person with respect to any Company Benefit Plan. None of the Company Entities or any Company ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980H of the Code or any material penalty or Tax under applicable Laws. Each of the Company Entities and Company ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Benefit Plan, except as would not result in material liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in accordance with GAAP in the Company Financial Statements (including any related notes). None of the Company Entities or any Company ERISA Affiliate sponsors, maintains, participates in, or contributes to, or has an obligation to contribute to or has any liability with respect to any Company Foreign Plan.

(i)                 None of the Company Entities, and no Company ERISA Affiliate, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) plan described in Section 413 of the Code; or (iv) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No material liability under Title IV or Section 302 of ERISA (other than any liability for premiums due to the PBGC (which premiums have been paid when due)) has been incurred by the Company Entities or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company Entities or any Company ERISA Affiliate of incurring any such Liability. No Company Benefit Plan subject to ERISA holds stock issued by the Company or any of its current Company ERISA Affiliates as a plan asset.

(j)                 No Company Benefit Plan or Company Employee Agreement provides (except at no cost to the Company Entities), or reflects or represents any liability of any of the Company Entities to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable laws at the recipient’s sole premium expense. No Company Benefit Plan provides or reflects or represents any liability of any of the Company Entities to provide, life insurance, health benefits or other welfare benefits to any member of the Company Board for any reason, unless such director is also an employee of a Company Entity.

(k)               Except as set forth in Schedule 4.13(k)(i) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Company Entity to merge, amend or terminate any Company Benefit Plan or Company Employee Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13(k)(ii) of the Company Disclosure Schedule, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the contemplated transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Company Entities has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(l)                 Each Company Benefit Plan, Company Employee Agreement or other Contract between any Company Entity and any Company Associate that is subject to U.S. law has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. None of the Company Entities is a party to or has any Liability under any Company Benefit Plan, Company Employee Agreement or other Contract to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A or 457A of the Code.

4.14          Taxes.

(a)               All income and other material Tax Returns required by Law to be filed by any Company Entity have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are, or will be, true, complete and correct in all material respects.

(b)               All material amounts of Taxes shown due on any Tax Returns of the Company Entities and all other material amounts of Taxes owed by the Company Entities have been timely paid.

(c)               Each of the Company Entities has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)               Each of the Company Entities has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(e)               No Company Entity is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. No Company Entity has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any Company Entity, and no written request for any such waiver or extension is currently pending.

(f)                No Company Entity (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(g)               No Company Entity has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)               No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(i)                 There are no Liens with respect to Taxes on any of the assets of any Company Entities, other than Permitted Liens.

(j)                 No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). No Company Entity has any liability for the Taxes of any Person (other than the Company Entities) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(k)               No Company Entity is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(l)                 The entity classification of each of the Company Entities for U.S. federal income Tax purposes is set forth in Schedule 4.14(l) of the Company Disclosure Schedule.

(m)             No Company Entity is, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)               Each of the Company Entities is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company Entities.

(o)               The Company has not made an election under Section 965(h) of the Code.

(p)               No Company Entity has deferred any payroll Taxes pursuant to the CARES Act or are the beneficiaries of any other COVID-19 related tax deferral relief of state and local Governmental Authorities.

(q)               No Company Entity has incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise.

(r)                The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368 of the Code.

4.15          Insurance. Schedule 4.15 of the Company Disclosure Schedule contains a complete and correct list of all policies and contracts currently in effect for insurance of which any Company Entity is the owner, insured or beneficiary or which has been bound by any Company Entity to cover any of the assets of any Company Entity as of the date hereof (the “Company Insurance Policies”). All premiums due and payable with respect to such Company Insurance Policies have been timely paid. All Company Insurance Policies are in full force and effect and no Company Entity is currently in receipt of any notice of cancellation or non-renewal thereunder. Except as set forth in Schedule 4.15 of the Company Disclosure Schedule, there are no outstanding claims under the Company Insurance Policies (other than ordinary course workers’ compensation claims).

4.16          Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Company Entity or any of their Affiliates for which any Company Entity has any obligation.

4.17          Real Property; Assets.

(a)               No Company Entity owns any real property. No Company Entity is a party to any agreement or option to purchase any real property or material interest therein.

(b)               Schedule 4.17(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Leased Real Property including (i) the street address; (ii) the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. The Company has made available to Parent true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Company Leased Real Property to which any Company Entity is a party.

(c)               No Company Entity has subleased or otherwise granted any Person the right to use or occupy any Company Leased Real Property which is still in effect. No Company Entity has collaterally assigned or granted any other security interest in the Company Leased Real Property or any interest therein which is still in effect. A Company Entity has a good and valid leasehold title to each Company Leased Real Property subject only to Permitted Liens. Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, no Company Entity has made any alterations, additions or improvements to the Company Leased Real Property that are required to be removed at the termination of the applicable lease term.

(d)               Except for Permitted Liens and licenses of Intellectual Property and software, the Company Entities have good and valid title to the assets of the Company Entities.

4.18          Environmental Matters. Except as set forth in Schedule 4.18 of the Company Disclosure Schedule, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole:

(a)               the Company Entities are and, during the last three (3) years, have been in compliance with all Environmental Laws and has not received any: (i) written notice or claim in respect of Environmental Laws or violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved;

(b)               no Company Entity is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by a Company Entity or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(c)               no Action is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no investigation is pending or threatened with respect to any Company Entity’s compliance with or liability under Environmental Law; and

(d)               no Company Entity has used any off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

4.19          Absence of Changes.

(a)               Since the Interim Balance Sheet Date, there has not been any Company Material Adverse Effect.

(b)               Since the Interim Balance Sheet Date, through the date of this Agreement (i) the Company Entities have, in all material respects, conducted their business and operated their properties in the ordinary course of business and (ii) there has not been with respect to the Company Entities, any:

A.                amendment of the Organizational Documents of any Company Entity;

B.                 issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity security of any Company Entity other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of the Interim Balance Sheet Date in accordance with their terms as in effect on the Interim Balance Sheet Date;

C.                 declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock, except pursuant to the forfeiture conditions of Company Options or the cashless exercise or Tax withholding provisions of or authorizations related to Company Options pursuant to their terms as in effect on the Interim Balance Sheet Date;

D.                material change in the Company Entities’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

E.                 material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP, securities Laws and regulations or PCAOB standards, or as otherwise disclosed in the notes to the Company Financial Statements;

F.                incurrence, assumption or guarantee of any indebtedness for borrowed money by any Company Entity;

G.                except for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any of any tangible or intangible asset shown or reflected in the balance sheet with a value in excess of $100,000 individually or $250,000 in the aggregate, or cancellation of any debts with a value in excess of $50,000 individually or $100,000 in the aggregate;

H.                (A) transfer, assignment or grant of any exclusive license or exclusive sublicense of material rights under or with respect to any the Company Intellectual Property or (B) abandonment or permitting to lapse any material Company Intellectual Property, except in the reasonable business judgement of the Company;

I.                    capital investment in any other Person in excess of $150,000 individually or $250,000 in the aggregate;

J.                   loan to any other Person;

K.                acceleration, termination, material modification to or cancellation of any Company Material Contract to which a Company Entity is a party or by which it is bound that is not in accordance with the terms of such Company Material Contract;

L.                 entrance into or renewal of any Company Material Contract, other than any such Contract that is (x) entered into or renewed in the ordinary course of business consistent with past practice and on commercially reasonable terms given then-current market conditions and (y) not otherwise prohibited by another provision of this Section 4.19;

M.               except as required by the terms of a Company Benefit Plan as in effect on the Interim Balance Sheet Date or established, adopted, entered into or amended after the Interim Balance Sheet Date in accordance with clause (B) below, as required to ensure that any Company Benefit Plan as in effect on the Interim Balance Sheet Date was not then out of compliance with applicable laws, or as specifically required pursuant to this Agreement, (A) entrance into or amendment of any Company Collective Bargaining Agreement; (B) establishment, adoption, entrance into, amendment or termination of any Company Benefit Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would have been a Company Benefit Plan or Company Employee Agreement if it was in existence on the Interim Balance Sheet Date (other than (x) in the ordinary course of business in connection with the annual renewal of Company Benefit Plans that are group health or welfare plans or (y) entrance into employment agreements that are terminable “at will” without any obligation on the part of any Company Entity or any Affiliate of any Company Entity to make any severance, change in control, incentive compensation or similar payment or provide any benefit in connection with any separation from service or change in control, in the ordinary course of business in connection with the hiring or promotion of any Company Associate permitted by clause (H)); (C) payment of or making any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or any increase or making of any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Associate, other than increases to base salary (and corresponding target bonus opportunity) in connection with promotions and in connection with efforts to retain any Company Associate with a competing offer, in each case at the level below the level of senior director not exceeding $250,000 in the aggregate; (D) grant, payment or establishment of any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Associate other than the entrance into separation agreements, and payments of termination or separation pay pursuant thereto, in the ordinary course of business consistent with past practice in connection with the termination of employment of any Company Associate permitted pursuant to clause (I); (E) entrance into any trust, annuity or insurance Contract or similar agreement or taking of any other action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; (F) taking of any action to accelerate the time of payment or vesting of any compensation, benefits or funding obligations under any Company Benefit Plan or otherwise; (G) any material determination under any Company Benefit Plan that is inconsistent with the ordinary course of business or past practice; (H) hiring of any individual who is a senior director or above or promotion of any Company Associate to a senior director role or above other than in replacement of a position as of the Interim Balance Sheet Date that does not receive compensation and/or benefits in excess of the compensation and/or benefits provided to the person who held such position as of the Interim Balance Sheet Date; (I) termination of any Company Associate who is a senior director or above (other than a termination for “cause” as defined under any Company Benefit Plan as of the date of this Agreement); (J) effectuation of a “plant closing,” “mass layoff,” or similar action under the WARN Act; or (K) entrance into any new Contract covering any Company Associate or made any payment to any Company Associate that, considered individually or collectively with any other such Contracts or payments, will or reasonably would be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

N.                waiver of any restrictive covenant obligations of any employee of any Company Entity;

O.                loan to (or cancellation or forgiveness of any loan to) any Company Stockholders or Company Associates, or entry into, or modification or termination of, any transaction, agreement or arrangement with any Company Stockholders (other than in any Company Stockholder’s capacity as an employee) or Company Associates;

P.                  except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

Q.                purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases or leases of inventory, services or supplies in the ordinary course of business;

R.                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

S.                  action by a Company Entity to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that is inconsistent with past practice and outside the ordinary course of business,

T.                 take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with the any Company Entity’s past practices and (ii) would reasonably be expected to have the effect of materially increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period; or

U.                waiver, release, assignment, settlement or compromise of any Action for an amount not exceeding $500,000 or that otherwise imposes any non-monetary terms and conditions; or

V.                binding commitments or agreements to any of the foregoing.

4.20          Affiliate Agreements. Except as set forth in Schedule 4.20 of the Company Disclosure Schedule and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company Entities is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company Entities, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company Entities or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.21          Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets.

4.22          Permits.

(a)               Each Company Entity has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit, except as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole. Except as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company Entities, (c) to the Knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company Entities is in compliance with all Material Permits applicable to such Company Entity.

(b)               The Company has not received notice of or, to the Knowledge of the Company, been subject to or threatened with, any finding of deficiency or non-compliance; penalty, fine or sanction; request for corrective or remedial action; or pending or, to the Knowledge of the Company, threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action by the Food & Drug Administration (the “FDA”) or any other Governmental Authority relating to any of the Company’s products or the facilities at which such products are manufactured, packaged or initially distributed, whether issued by the FDA, the United States Federal Trade Commission (the “FTC”) or by any other Governmental Authority having responsibility for the regulation of such products.

(c)               All of the Company’s products that are subject to the jurisdiction of the FDA, the FTC or other Governmental Authorities in other jurisdictions are being manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, detailed and distributed by or on behalf of the Company in material compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other similar Governmental Authority, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new product.

(d)               The Company has not voluntarily recalled, suspended, or discontinued manufacturing or investigation of any of the Company’s products or done so at the request of the FDA, the FTC or any other Governmental Authority having responsibility for the regulation of such products, nor has the Company received any notice from the FDA, the FTC or any other Governmental Authority having responsibility for the regulation of such products that such Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate any action to withdraw any approval or application for investigation, sale or marketing of any of the Company’s products, restrict sales or marketing of any of the Company’s products, request a recall of any of the Company’s products, or that the FDA, the FTC or such other Governmental Authority having responsibility for the regulation of any of the Company’s products has commenced or, to the Knowledge of the Company, threatened to initiate any action to enjoin or place restrictions on the production of any of the Company’s products, other than those restrictions generally existing by Law.

(e)               To the Knowledge of the Company, and in connection with the Business of the Company, no director, officer, employee or agent of the Company has made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority.

4.23          Company Privacy and Data Security.

(a)               Each Company Entity has complied in all material respects with all applicable Privacy Laws, Company Privacy Policies and Company Data Agreements. Each Company Entity has implemented and maintained commercially reasonable technical, physical, organizational, and administrative measures and policies to protect Personal Information and Company Data against unauthorized access, use, modification, disclosure, or loss, and has timely and reasonably remediated any material audit findings relating to its security safeguards. Each Company Entity has contractually obligated any third parties that Process Personal Information maintained by or on behalf of the Company to abide by terms that are compliant in all material respects with applicable Privacy Laws and Company Privacy Policies. To the Knowledge of the Company, the execution, delivery and performance of this Agreement and the consummation of the Transactions will not cause, constitute, or result in a breach or violation of any applicable Privacy Laws, Company Privacy Policies, or any Company Data Agreements.

(b)               No Person (including any Governmental Authority) has, in the past two (2) years, (i) commenced any Action relating to any Company Entity’s information privacy or data security practices relating to Personal Information, including with respect to the Processing of Personal Information maintained by or on behalf of any Company Entity, or, (ii) to the Knowledge of the Company, threatened any such Action, or made any complaint, communication or investigation relating to such practices.  In the past two (2) years, no breach, security incident or violation of any data security policy in relation to Personal Information Processed by any Company Entity has occurred or is threatened, and there has been no actual or threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Personal Information Processed by a Company Entity.

4.24          Registration Statement. None of the information relating to the Company Entities supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.25          Power of Attorney. Except as required in the ordinary course of business, no Person holds a power of attorney to act on behalf of any Company Entity.

4.26          Parent Common Stock. No Company Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock. To the Knowledge of the Company, no Company Stockholder owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

4.27          No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE) AND ANY ANCILLARY AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

4.28          No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE), THE COMPANY ACKNOWLEDGES THAT NONE OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF PARENT OR MERGER SUB, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE COMPANY ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY PARENT AND MERGER SUB IN Article V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN Article V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE) SHALL HAVE ANY LEGAL EFFECT, AND THAT THE COMPANY EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM PARENT’S AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES IN Article V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE). WITHOUT LIMITING THE FOREGOING, NEITHER PARENT NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE COMPANY’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION. THE PROVISIONS OF THIS SECTION 4.28 SHALL NOT, AND SHALL NOT BE DEEMED OR CONSTRUED TO, WAIVE OR RELEASE ANY CLAIMS FOR FRAUD.

Article V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as disclosed (i) in the Parent SEC Documents furnished or filed, and publicly available not later than one (1) Business Day prior to the date of this Agreement, and (ii) in the Parent Disclosure Schedule, each of Parent and Merger Sub represents and warrants to the Company as follows:

5.01          Organization and Qualifications; Subsidiaries. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Neither of Parent and Merger Sub (i) owns any capital stock of, or any equity interests of any nature in, any other Person (other than Parent’s ownership of Merger Sub), (ii) has at any time been a general partner of any general or limited partnership and (iii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

5.02          Organizational Documents. True and complete copies of the Organizational Documents of Parent and Merger Sub, as amended to date, have been made available to the Company. Neither Parent nor Merger Sub is in violation of any of the provisions of such Organizational Documents, including all amendments thereto, except where such violation would not reasonably be expected to be material to Parent.

5.03          Due Authorization.

(a)               Parent has all requisite corporate power and authority to execute, deliver, enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement and the transactions contemplated hereby by the affirmative vote or consent of the Parent Stockholder Approval, to consummate the transactions contemplated hereby.

(b)               The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby. The Parent Stockholder Approval is the only vote or consent of the holders of any class or series of Parent’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements and approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute, or will constitute, a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

(c)               The Parent Board and the board of directors of Merger Sub, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way adverse to the Company, has, as of the date hereof, (i) determined that this Agreement, the Ancillary Agreements and the Transactions, including the Merger and the issuance of Parent Common Stock as Merger Consideration, are in the best interests of the Parent Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions, including the Merger and the issuance of Parent Common Stock as Merger Consideration, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement, including the issuance of Parent Common Stock as Merger Consideration, be submitted to the Parent Stockholders for adoption, and (iv) resolved to recommend that the Parent Stockholders adopt the “agreement of merger” contained in this Agreement, including the issuance of Parent Common Stock as Merger Consideration.

(d)               The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.

5.04          No Conflict; Consents.

(a)               Except as set forth in Schedule 5.04(a) of the Parent Disclosure Schedule, assuming the Parent Stockholder Approval remains valid and binding and the effectiveness of the Parent Charter Amendments, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) contravene, conflict with or result in a violation or breach of, or default under, any Organizational Document of Parent or Merger Sub or any resolution adopted by the stockholders or equityholders, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) thereof; (ii) contravene, conflict with or result in a violation or breach of any provision of applicable Law, Permit or Governmental Order applicable to Parent or Merger Sub, or give any Governmental Authority or other Person the right to challenge the Merger or any of the Transactions or to exercise any remedy or obtain any relief under any applicable Law or Governmental Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; (iii) subject to any filings, notices or consents referenced in the following clause, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization of any Governmental Authority that is held by Parent or Merger Sub or that otherwise relates to the Business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub; (iv) require the consent or notice by any Person under, contravene, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or give rise to a right of termination, cancellation, modification, acceleration or amendment under, any Parent Material Contract, or any Permit to which Parent or Merger Sub is a party or (v) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of Parent or Merger Sub, except, with respect to the foregoing clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to be material to Parent and would not reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Transactions.

(b)               Except as set forth in Schedule 5.04(b) of the Parent Disclosure Schedule, no consent, approval, Permit or authorization of, or exemption by, or filing with or notice to, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party and the consummation of the transactions or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of Delaware, the effectiveness of the Parent Charter Amendments, the filing of a Registration Statement and Information Statement with the SEC, the effectiveness of the Registration Statement and such filings as may be required under the Securities Act and the Exchange Act.

5.05          Capitalization. As of the Business Day immediately prior to the date of this Agreement:

(a)               The authorized capital stock of Parent consists of 121,000,000 shares of capital stock, consisting of (i) 110,000,000 shares of Parent Common Stock and (ii) 11,000,000 shares of Parent Preferred Stock, each with a par value of $0.01 per share. As of the date of this Agreement, the issued and outstanding capital stock of Parent consists of 15,408,828 shares of capital stock, consisting of (A) 15,408,828 shares of Parent Common Stock issued and outstanding and (B) no shares of Parent Preferred Stock issued and outstanding. As of the date of this Agreement, there are no unvested shares of Parent capital stock. As of the date of this Agreement, Parent has 1,500,000 warrants outstanding, each warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock at an exercise price of $11.00 per share. All of the issued and outstanding Parent Common Stock, Parent Preferred Stock and warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date of this Agreement, there are 1,359,448 shares of Parent Common Stock subject to issuance and/or delivery pursuant to Parent RSU Awards granted and outstanding under the Parent Equity Plan and no options to purchase Parent Common Stock outstanding under the Parent Equity Plan. Schedule 5.05(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a list of all holders of outstanding Parent RSU Awards, including the number of shares of Parent Common Stock subject to each such Parent RSU Award, the grant date and the vesting schedule of such Parent RSU Award. Each Parent RSU Award was granted in accordance with the Parent Equity Plan. Parent has provided or made available to the Company (or the Company’s representatives) a true and complete copy of the Parent Equity Plan.

(b)               Except as set forth in the Parent SEC Documents, as of the date of this Agreement there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Common Stock or the equity interests of Parent, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Parent and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. Except as set forth in the Parent SEC Documents, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Parent Stockholders may vote. Except as set described in the Parent SEC Documents, as of the date of this Agreement Parent is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, and there is no Contract restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock.

(c)               As of the date of this Agreement, Parent is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of Merger Sub free and clear of any Liens other than Permitted Liens.

(d)               All of the issued and outstanding capital stock of Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and is, and at the Effective Time will be, owned by Parent. Merger Sub was incorporated solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(e)               All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Parent were undertaken in compliance with the Parent Organizational Documents then in effect, any agreement to which Parent then was a party and in compliance with applicable Law.

(f)                The shares of Parent Common Stock to be issued pursuant to this Agreement, assuming that the Parent Stockholder Approval remains valid and binding, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

5.06          Undisclosed Liabilities. Parent has no Liabilities that would be required to be set forth or reserved for on a balance sheet of Parent (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the financial statements of Parent or disclosed in the notes thereto, (b) that have arisen since June 30, 2022 in the ordinary course of the operation of business of Parent, (c) disclosed in the Parent Disclosure Schedule, (d) arising under this Agreement and/or the performance by Parent of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to Parent.

5.07          Litigation and Proceedings. As of the date hereof, there are no pending or, to the Knowledge of Parent, threatened, Actions and, to the Knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent or Merger Sub, or otherwise affecting Parent or Merger Sub or their assets, including any condemnation or similar proceedings (or, to the Knowledge of Parent, against any of the officers or directors of Parent or Merger Sub related to their business duties, which interfere with their business duties, or as to which Parent or Merger Sub has any indemnification obligations), in each case which would reasonably be expected to result in any material Liabilities. Neither Parent nor Merger Sub or any property, asset or business of Parent or Merger Sub is subject to any Governmental Order, or, to the Knowledge of Parent, any continuing investigation by, any Governmental Authority, in each case that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, at Law, in equity or otherwise. There is no unsatisfied judgment or any open injunction binding upon the Parent or Merger Sub.

5.08          Compliance with Laws.

(a)               Each of Parent and Merger Sub is now, and, in the case of Parent, for the past three (3) years and, in the case of Merger Sub, since its inception, has been, in compliance in all respects with all Laws applicable to it and the Business of Parent, except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Parent and Merger Sub, taken as a whole.

(b)               Neither Parent nor Merger Sub, nor, to the Knowledge of Parent, any officer, director, manager, employee, agent, representative or sales intermediary of Parent or Merger Sub, in each case, acting on behalf of Parent or Merger Sub, has, in the case of Parent, in the past three (3) year and, in the case of Merger Sub, since its inception, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable Anti-Corruption Law, (ii) paid, accepted, or received any unlawful contributions, payments, or expenditures, (iii) taken any other action in material violation of any applicable Anti-Corruption Law or Trade Law, (iv) been the subject of any investigation, inquiry, litigation, audit, review, or administrative or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Law or Trade Law, or (v) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Trade Law. Parent has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Law and Trade Law.

5.09          Parent Intellectual Property

(a)               Schedule 5.09(a) of the Parent Disclosure Schedule lists all the Parent IP Registrations as of the date hereof, indicating as to each item, as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All filings and fees required to maintain the material Parent IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and to the Knowledge of Parent, all Parent IP Registrations are otherwise in good standing.

(b)               Except as set forth in Schedule 5.09(b) of the Parent Disclosure Schedule, Parent is the sole and exclusive owner of all right, title and interest in and to the material Parent Intellectual Property, and to the Knowledge of Parent, has the right to use all other material Intellectual Property, including all Parent Exclusively Licensed IP, used in the conduct of the Business of Parent, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, Parent has entered into written agreements with every current and former employee who has created material Intellectual Property for Parent, and with every current and former independent contractor who has created material Intellectual Property for Parent (each such employee and independent contractor, a “Parent Author”), whereby such Parent Authors assign to Parent any and all ownership interest and right they may have in such Intellectual Property. Parent is not using Intellectual Property created by a Parent Author prior to, or outside the scope of, their employment or engagement by Parent, and which has not been assigned to Parent.

(c)               Parent’s rights in the Parent Intellectual Property and Parent Exclusively Licensed IP are subsisting and, to the Knowledge of Parent, Parent’s rights in the Parent IP Registrations, other than pending applications, are valid and enforceable.  Parent has taken commercially reasonable steps to maintain the Parent Intellectual Property and its rights in the Parent Exclusively Licensed IP and to protect and preserve the confidentiality of all trade secrets included in the Parent Intellectual Property.

(d)               The conduct of the Business of Parent, and the products, processes and services of Parent, have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect. To the Knowledge of Parent, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Parent Intellectual Property or any Parent Exclusively Licensed IP in any material respect.

(e)               Except as set forth in Schedule 5.09(e) of the Parent Disclosure Schedule, no material computer software owned, purported to be owned, or developed by or for Parent for use in the Business of Parent uses or incorporates any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(f)                Except as set forth in Schedule 5.09(f) of the Parent Disclosure Schedule, there are no Actions (including any oppositions, interferences or re-examinations) settled within the last three (3) years, pending or, to the Knowledge of Parent, threatened in writing: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by Parent; (ii) challenging the validity, enforceability, registrability or ownership of any Parent Intellectual Property or Parent’s rights with respect to any Parent Intellectual Property, other than ordinary-course prosecution of Parent IP Registrations; (iii) to the Knowledge of the Parent, challenging the validity, enforceability or registration Parent Exclusively Licensed IP; or (iv) by Parent alleging any infringement, misappropriation, dilution or violation by any Person of the Parent Intellectual Property or the Parent Exclusively Licensed IP. To the Knowledge of Parent, Parent is not subject to any Governmental Order that does or would restrict or impair the use of any Parent Intellectual Property or any Parent Exclusively Licensed IP.

(g)               (i) No resources or funding, grants, facilities or services of a university, college, other educational institution, Governmental Authority or research center was used for, or funding from third parties was used for the primary purpose of, developing any Parent Intellectual Property, (ii) no such entity has asserted any ownership interest or other right in any Parent Intellectual Property and (iii) to the Knowledge of Parent, no such entity has any basis to assert any ownership interest or other right in any Parent Intellectual Property.

5.10          Parent Software and IT.

(a)               Parent’s Systems are sufficient in all material respects for the current needs of the Business of Parent. In all material respects, Parent’s Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all material software, in each case as necessary for the conduct of the Business of Parent.

(b)               To the Knowledge of Parent, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of Parent’s Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in the conduct of the Business of Parent; (ii) substantial loss, destruction, damage or harm of Parent or any of the Business of Parent or operations, personnel, property or other assets; or (iii) material liability of any kind to Parent or the Business of Parent. Parent has taken commercially reasonable actions to protect the integrity and security of Parent’s Systems and the data and other information stored thereon.

(c)               Parent maintains (i) commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, and act in material compliance therewith and (ii) commercially reasonable policies and procedures to protect the confidentiality, integrity and security of Personal Data and Personal Information and other data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

5.11          Parent Material Contracts; No Defaults.

(a)               Schedule 5.11(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which Parent is a party or by which it is bound, as of the date hereof (such Contracts, together with all Contracts concerning the Parent Leased Real Property disclosed in Schedule 5.16(b) of the Parent Disclosure Schedule and all Contracts falling into the following categories and entered into by a Company Entity after the date hereof in accordance with Section 6.02, being “Parent Material Contracts”):

A.                Contracts for the sale or purchase of any of products or services of Parent which provides for payments by or to Parent in excess of $250,000 during calendar year 2021 or that are expected to involve more than such amount in calendar year 2022 (other than purchase orders entered into or issued in the ordinary course of business);

B.                 Contracts that: (A) grant to any Person any most-favored nations, priority, or exclusive rights to purchase, market, sell or deliver any of such products or services (other than in the ordinary course of business); (B) contain a material right of first refusal, first offer or first negotiation or any similar right with respect to an asset owned by Parent; (C) provide for a “sole source” or similar relationship or contain any provision that requires the purchase of all or a material portion of Parent’s requirements from any third party; or (D) any Contract that, following the Closing would grant, contain or provide, or purport to grant, contain or provide, any of the foregoing rights in respect of any Company Entity;

C.                 Contracts for joint ventures, strategic alliances, partnerships or involving sharing of profits or revenue, other than agreements providing for the payment of commissions in the ordinary course of business;

D.                Contracts containing covenants that limit or restrict the right or ability of Parent (or following the Closing would limit or restrict, or purport to limit or restrict, any Company Entity) to engage in any line of business or compete with, or provide any service to, any other Person in any geographical area;

E.                 (A) Contracts granting to any Person a material license or other right under any Parent Intellectual Property, other than non-exclusive licenses granted to customers, resellers, and referral or affiliate partners in the ordinary course of business and Standard IP Contracts, (B) Contracts granting to Parent any license or other right under any Intellectual Property of any Person, other than nonexclusive, commercially available “browse-wrap” or similar software licenses, and Standard IP Contracts and (C) Contracts providing for the development (including co-development or joint development) or acquisition of any Intellectual Property other than employee agreements based on and without material deviations from Parent’s standard form of agreements (which forms have been made available to the Company);

F.                  Contracts, including any stock option plan, stock appreciation right plan, restricted stock or stock unit plan, stock purchase plan or other equity incentive plan, any of the benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

G.                Contracts containing any standstill or similar provisions that limit or restrict the ability of a Person to acquire any securities or assets of Parent;

H.                Contracts relating to the acquisition or disposition by Parent (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets (other than Contracts to purchase inventory in bulk in the ordinary course of business) or under which any Liabilities, including any remaining “earn out” or other contingent payment or consideration, remain outstanding;

I.                    Contracts evidencing Indebtedness;

J.                   any Contract under which Parent has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

K.                any Contract between Parent, on the one hand, and any of their respective directors or executive officers, on the other hand (other than the Parent Employee Agreements and indemnification agreements that have been made available to the Company);

L.                 all Parent Employee Agreements which are not cancellable without material penalty or without more than thirty (30) days’ notice or such other notice as mandated by Applicable Law (other than offer letters that do not deviate in any material respect from the standard offer letter provided to the Company);

M.               collective bargaining or similar labor agreements;

N.                 any Contract with a Governmental Authority;

O.                any Contract under which Parent is obligated to make any capital commitment or expenditure in excess of $150,000 individually or $500,000 in the aggregate, during any twelve (12)-month period; and

P.                  any settlement, conciliation or similar Contract arising out of a Legal Proceeding or threatened Legal Proceeding: (A) that materially restricts or imposes any material obligation on Parent or materially disrupts the business of Parent as currently conducted; or (B) that would require Parent to pay consideration valued at more than $500,000 in the aggregate following the date of this Agreement.

(b)               Except as set forth in Schedule 5.11(b) of the Parent Disclosure Schedule and except as would not reasonably be expected to be, individually or in the aggregate, material to Parent, each Parent Material Contract is valid, binding and enforceable on Parent in accordance with its terms, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to or affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Parent, neither Parent nor, to the Knowledge of Parent, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Parent Material Contract. To the Knowledge of Parent, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to: (i) constitute a breach or event of default under any Parent Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract; (iii) give any Person the right to receive or require a penalty under any Parent Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Parent Material Contract or cause other changes of any right or obligation or the loss of any material benefit thereunder; or (v) give any Person the right to cancel, terminate or modify any Parent Material Contract. Complete and correct copies of each Parent Material Contract (including all modifications, amendments and supplements thereto) have been made available to the Company.

5.12          Employee and Labor Matters; Benefit Plans.

(a)               Parent is not and has not been a party to, subject to, or under any obligation to bargain for, any Parent Collective Bargaining Agreement, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employee or Parent Contract Worker or any of its Subsidiaries. There are no organizing, election, certification petitions, campaigns, or other activities pending or, to the Knowledge of Parent, threatened by or on behalf of any Union with respect to any Parent Associate. No Union holds bargaining rights with respect to any Parent Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the Knowledge of Parent, threatened to apply to be certified as the bargaining agent of any Parent Associate. Parent has not agreed to recognize any Union, nor has any Union been certified as the exclusive bargaining representative of any Parent Associate. Parent is not and has not been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or Union organizing activity, or any similar activity or dispute, affecting Parent or any of its employees.

(b)                Except as would not have a material and adverse effect on Parent, each Parent Associate that currently renders or has rendered services to Parent that is classified as a Parent Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes, including: (i) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Laws governing the payment of wages (including overtime and premium wages); (ii) applicable Tax Laws; and (iii) unemployment insurance and worker’s compensation obligations, and Parent has properly classified and treated each such individual in accordance with applicable laws and for purposes of all applicable Parent Benefit Plans and perquisites. No Parent Contract Worker is eligible to participate in any Parent Benefit Plan.

(c)               Except as would not have a material and adverse effect on Parent, to the Knowledge of Parent, no Person has claimed or has reason to claim that any Parent Associate or other individual affiliated or associated with Parent: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement, nondisclosure agreement, any other restrictive covenant with such Person; (ii) has disclosed or utilized any trade secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. Except as would not have a material and adverse effect on Parent, to the Knowledge of Parent, no Parent Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, marketing or sale of any product or proposed product, or the development or sale of any service or proposed service, of Parent.

(d)               Parent is, and for the last three (3) years has been, in compliance in all material respects with all applicable laws respecting labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including applicable laws relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the WARN Act. Since January 1, 2021, Parent has not effectuated a “plant closing” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable Law or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Authority or other Person with respect to the impact of the contemplated transactions. Parent has properly accrued in the ordinary course of business and in accordance with GAAP, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation, together with any related Taxes and any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business), for any services performed, directly or indirectly, for Parent.

(e)               Parent is, and since April 1, 2020, has been, in compliance in all material respects with applicable laws regarding COVID-19 health and safety protocols. Parent has also used commercially reasonable efforts to adhere to applicable guidance from applicable Governmental Authorities such as the U.S. Centers for Disease Control and Prevention and the federal Occupational Safety and Health Administration relating to COVID-19.

(f)                Neither Parent nor any of its directors or officers, nor any management level employees, is under administrative, civil or criminal (i) indictment or audit or (ii) to the Knowledge of Parent, investigation, in each case by any Governmental Authority relating to labor or employment matters at Parent that reasonably would be expected to result in a notice of material violation, material finding of reasonable cause, or similar material adverse finding.

(g)               Schedule 5.12(g) of the Parent Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Parent Benefit Plan and each material Parent Employee Agreement. Parent does not intend, and has not committed, to establish or enter into any new arrangement that would constitute a Parent Benefit Plan or Parent Employee Agreement, or to materially modify any Parent Benefit Plan or Parent Employee Agreement (except to conform any such Parent Benefit Plan or Parent Employee Agreement to the requirements of any applicable laws, in each case as previously disclosed to the Company in writing or as required by this Agreement). Parent has made available to the Company, in each case, to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Parent Benefit Plan and each material Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Parent Benefit Plan; (iii) all trust agreements, insurance contracts and funding agreements, including all amendments thereto; (iv) all discrimination and compliance tests required under the Code for the most recent plan year; (v) the most recent IRS determination or opinion letter issued with respect to each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material, non-routine filings, notices, correspondence or other communications relating to any Parent Benefit Plan that was submitted to or received from the IRS, the Pension Benefit Guaranty Corporation, the DOL, the SEC, or any other Governmental Authority since January 1, 2020.

(h)               Each Parent Benefit Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of Parent, nothing has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each other Parent Benefit Plan intended to be tax qualified under applicable laws is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Parent Benefit Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Benefit Plan. Each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liability to the Company Entities, Parent or any Company ERISA Affiliates or any Parent ERISA Affiliates (other than ordinary administration expenses). There is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of Parent, threatened or reasonably anticipated by the IRS, DOL, PBGC or any other Person with respect to any Parent Benefit Plan. Neither Parent nor any Parent ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Parent Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980H of the Code or any material penalty or Tax under applicable Laws. Parent and the Parent ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Parent Benefit Plan, except as would not result in material Liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in accordance with GAAP in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents. Neither Parent nor any Parent ERISA Affiliate sponsors, maintains, participates in, or contributes to, or has an obligation to contribute to or has any Liability with respect to any Parent Foreign Plan.

(i)                 Neither Parent nor any Parent ERISA Affiliate has ever, maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any Liability in respect of, any: (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) plan described in Section 413 of the Code; or (iv) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No material Liability under Title IV or Section 302 of ERISA (other than any Liability for premiums due to the PBGC (which premiums have been paid when due)) has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such Liability. No Parent Benefit Plan subject to ERISA holds stock issued by Parent or any of its current Parent ERISA Affiliates as a plan asset.

(j)                 No Parent Benefit Plan or Parent Employee Agreement provides (except at no cost to Parent), or reflects or represents any Liability of Parent to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws at the recipient’s sole premium expense. No Parent Benefit Plan provides or reflects or represents any liability of Parent to provide, life insurance, health benefits or other welfare benefits to any member of the Parent Board for any reason, unless such director is also an employee of Parent.

(k)               Except as set forth in Schedule 5.12(k) of the Parent Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the contemplated transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate; or (ii) create any limitation or restriction on the right of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Benefit Plan or Parent Employee Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 5.12(k) of the Parent Disclosure Schedule, no amount payable to any Parent Associate as a result of the execution and delivery of this Agreement or the consummation of any of the contemplated transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. Parent does not have any obligation to compensate any Parent Associate for any Taxes incurred by such Parent Associate under Section 4999 of the Code.

(l)                 Each Parent Benefit Plan, Parent Employee Agreement or other Contract between Parent and any Parent Associate that is subject to U.S. law has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Parent is not a party to nor has any liability under any Parent Benefit Plan, Parent Employee Agreement or other Contract to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A or 457A of the Code.

5.13          Taxes.

(a)               All income and other material Tax Returns required by Law to be filed by Parent have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are, or will be, true, complete and correct in all material respects.

(b)               All material amounts of Taxes shown due on any Tax Returns of Parent and all other material amounts of Taxes owed by Parent have been timely paid.

(c)               Parent has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)               Parent has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(e)               Parent is not currently engaged in any material audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. Parent has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Parent does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Parent, and no written request for any such waiver or extension is currently pending.

(f)                Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(g)               Parent has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)               Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(i)                 Parent has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Parent). Parent does not have any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (ii) as a transferee or successor.

(j)                 Parent is not party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(k)               Parent does not have deferred any payroll Taxes pursuant to the CARES Act or are the beneficiaries of any other COVID-19 related tax deferral relief of state and local Governmental Authorities.

(l)                 Parent has not incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise.

(m)             Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368 of the Code.

5.14          Insurance. Schedule 5.14 of the Parent Disclosure Schedule contains a complete and correct list of all policies and contracts currently in effect for insurance of which Parent is the owner, insured or beneficiary or which has been bound by Parent to cover any of the assets of Parent as of the date hereof (the “Parent Insurance Policies”). All premiums due and payable with respect to such Parent Insurance Policies have been timely paid. All Parent Insurance Policies are in full force and effect and Parent is not currently in receipt of any notice of cancellation or non-renewal thereunder. Except as set forth in Schedule 5.14 of the Parent Disclosure Schedule, there are no outstanding claims under the Parent Insurance Policies (other than ordinary course workers’ compensation claims).

5.15          Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Parent or Merger Sub or any of their respective Affiliates, other than The Benchmark Company, LLC.

5.16          Real Property; Assets.

(a)               Neither Parent nor Merger Sub owns any real property. Neither the Parent nor Merger Sub is a party to any agreement or option to purchase any real property or material interest therein.

(b)               Schedule 5.16(b) of the Parent Disclosure Schedule contains a true, correct and complete list of all Parent Leased Real Property including (i) the street address; (ii) the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. Parent has made available to the Company true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Parent Leased Real Property to which Parent is a party.

(c)               Parent has not subleased or otherwise granted any Person the right to use or occupy any Parent Leased Real Property which is still in effect. Parent has not collaterally assigned or granted any other security interest in the Parent Leased Real Property or any interest therein which is still in effect. Parent has a good and valid leasehold title to each Parent Leased Real Property subject only to Permitted Liens. Except as would not reasonably be expected to be material to Parent, Parent has not made any alterations, additions or improvements to the Parent Leased Real Property that are required to be removed at the termination of the applicable lease term.

(d)               Except for Permitted Liens and licenses of Intellectual Property and software, Parent has good and valid title to the assets of Parent.

5.17          Environmental Matters. Except as set forth in Schedule 5.17 of the Parent Disclosure Schedule, and except as would not reasonably be expected to be, individually or in the aggregate, material to Parent:

(a)               Parent is and, during the last three (3) years, has been in compliance with all Environmental Laws and has not received any: (i) written notice or claim in respect of Environmental Laws or violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved;

(b)               Parent is not subject to any current Governmental Order relating to any non-compliance with Environmental Laws by Parent or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(c)               no Action is pending or, to the Knowledge of Parent, threatened and, to the Knowledge of Parent, no investigation is pending or threatened with respect to Parent’s compliance with or liability under Environmental Law; and

(d)               Parent has not used any off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

5.18          Absence of Changes.

(a)               Since June 30, 2022, there has not been any Parent Material Adverse Effect.

(b)               Since June 30, 2022, through the date of this Agreement (i) Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business and (ii) there has not been with respect to Parent, any:

A.                other than in connection with the effectiveness of the Parent Charter Amendments, amendment of the Organizational Documents of Parent or Merger Sub;

B.                 issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity security of Parent other than the issuance of shares of Parent Common Stock upon the settlement of Parent RSU Awards outstanding on the date of the Interim Balance Sheet Date in accordance with their terms as in effect on the Interim Balance Sheet Date;

C.                 declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock, except pursuant to the forfeiture conditions of Parent RSU Awards or the Tax withholding provisions of or authorizations related to Parent RSU Awards pursuant to their terms as in effect on June 30, 2022;

D.                material change in Parent’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

E.                 material change in any method of accounting or accounting practice of Parent, except as required by GAAP, securities Laws and regulations or PCAOB standards, or as otherwise disclosed in the notes to the financial statements of Parent;

F.                  incurrence, assumption or guarantee of any indebtedness for borrowed money by Parent;

G.                except for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any of any tangible or intangible asset shown or reflected in the balance sheet with a value in excess of $100,000 individually or $250,000 in the aggregate, or cancellation of any debts with a value in excess of $50,000 individually or $100,000 in the aggregate;

H.                (A) transfer, assignment or grant of any exclusive license or exclusive sublicense of material rights under or with respect to any the Parent Intellectual Property or (B) abandonment or permitting to lapse any material Parent Intellectual Property, except in the reasonable business judgement of Parent;

I.                    capital investment in any other Person in excess of $150,000 individually or $250,000 in the aggregate;

J.                   loan to any other Person;

K.                acceleration, termination, material modification to or cancellation of any Parent Material Contract to which Parent is a party or by which it is bound that is not in accordance with the terms of such Parent Material Contract;

L.                 entrance into or renewal of any Parent Material Contract, other than any such Contract that is (x) entered into or renewed in the ordinary course of business consistent with past practice and on commercially reasonable terms given then-current market conditions and (y) not otherwise prohibited by another provision of this Section 5.18;

M.               except as required by the terms of a Parent Benefit Plan as in effect on June 30, 2022 or established, adopted, entered into or amended after June 30, 2022 in accordance with clause (B) below, as required to ensure that any Parent Benefit Plan as in effect on June 30, 2022 was not then out of compliance with applicable laws, or as specifically required pursuant to this Agreement, (A) entrance into or amendment of any Parent Collective Bargaining Agreement; (B) establishment, adoption, entrance into, amendment of or termination of any Parent Benefit Plan or Parent Employee Agreement or any plan, practice, agreement, arrangement or policy that would have been a Parent Benefit Plan or Parent Employee Agreement if it was in existence on June 30, 2022 (other than (x) in the ordinary course of business in connection with the annual renewal of Parent Benefit Plans that are group health or welfare plans or (y) entrance into employment agreements that are terminable “at will” without any obligation on the part of Parent or any Affiliate of Parent to make any severance, change in control, incentive compensation or similar payment or provide any benefit in connection with any separation from service or change in control, in the ordinary course of business in connection with the hiring or promotion of any Parent Associate permitted by clause (H)); (C) payment of or making any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or any increase or making of any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Parent Associate other than increases to base salary (and corresponding target bonus opportunity) in connection with promotions and in connection with efforts to retain any Parent Associate with a competing offer, in each case at the level below the level of senior director not exceeding 3% of annual base salary for any individual or 5% in the aggregate; (D) grant, payment or establishment of any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Parent Associate other than the entrance into separation agreements, and payments of termination or separation pay pursuant thereto, in the ordinary course of business consistent with past practice in connection with the termination of employment of any Parent Associate permitted pursuant to clause (I); (E) entrance into any trust, annuity or insurance Contract or similar agreement or taking of any other action to fund or in any other way secure the payment of compensation or benefits under any Parent Benefit Plan; (F) taking of any action to accelerate the time of payment or vesting of any compensation, benefits or funding obligations under any Parent Benefit Plan or otherwise; (G) any material determination under any Parent Benefit Plan that is inconsistent with the ordinary course of business or past practice; (H) hiring of any individual who is a senior director or above or promotion of any Parent Associate to a senior director role or above other than in replacement of a position as of June 30, 2022 that does not receive compensation and/or benefits in excess of the compensation and/or benefits provided to the person who held such position as of June 30, 2022; (I) termination of any Parent Associate who is a senior director or above (other than a termination for “cause” as defined under any Parent Benefit Plan as of the date of this Agreement); (J) effectuation of a “plant closing,” “mass layoff,” or similar action under the WARN Act; or (K) entrance into any new Contract covering any Parent Associate or made any payment to any Parent Associate that, considered individually or collectively with any other such Contracts or payments, will or reasonably would be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

N.                waiver of any restrictive covenant obligations of any employee of Parent;

O.                loan to (or cancellation or forgiveness of any loan to) any Parent Stockholders or Parent Associates, or entry into, or modification or termination of, any transaction, agreement or arrangement with any Parent Stockholders (other than in any Parent Stockholder’s capacity as an employee) or Parent Associates;

P.                  adoption of any plan of liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

Q.                purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases or leases of inventory, services or supplies in the ordinary course of business;

R.                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

S.                  action by Parent to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that is inconsistent with past practice and outside the ordinary course of business,

T.                 take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with the Parent’s past practices and (ii) would reasonably be expected to have the effect of materially increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period; or

U.                waiver, release, assignment, settlement or compromise of any Action for an amount not exceeding $500,000 or that otherwise imposes any non-monetary terms and conditions;

V.                binding commitments or agreements to any of the foregoing.

5.19          Permits.

(a)               Parent has all Material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as would not reasonably be expected to result in Liabilities that are material to Parent and Merger Sub, taken as a whole. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit, except as would not reasonably be expected to result in Liabilities that are material to Parent and Merger Sub, taken as a whole. Except as would not reasonably be expected to result in Liabilities that are material to Parent and Merger Sub, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by Parent, (c) to the Knowledge of Parent, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the Knowledge of Parent, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) Parent is in compliance with all Material Permits applicable to Parent.

(b)               Parent has not received notice of or, to the Knowledge of Parent, been subject to or threatened with, any finding of deficiency or non-compliance; penalty, fine or sanction; request for corrective or remedial action; or pending or, to the Knowledge of Parent, threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action by the FDA or any other Governmental Authority relating to any of Parent’s products or the facilities at which such products are manufactured, packaged or initially distributed, whether issued by the FDA, the FTC or by any other Governmental Authority having responsibility for the regulation of such products.

(c)               All of Parent’s products that are subject to the jurisdiction of the FDA, the FTC or other Governmental Authorities in other jurisdictions are being manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, detailed and distributed by or on behalf of Parent in material compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other similar Governmental Authority, including those relating to investigational use, premarket approval and applications or abbreviated applications to market a new product.

(d)               Parent has not voluntarily recalled, suspended, or discontinued manufacturing or investigation of any of Parent’s products or done so at the request of the FDA, the FTC or any other Governmental Authority having responsibility for the regulation of such products, nor has Parent received any notice from the FDA, the FTC or any other Governmental Authority having responsibility for the regulation of such products that such Governmental Authority has commenced or, to the Knowledge of Parent, threatened to initiate any action to withdraw any approval or application for investigation, sale or marketing of any of Parent’s products, restrict sales or marketing of any of Parent’s products, request a recall of any of Parent’s products, or that the FDA, the FTC or such other Governmental Authority having responsibility for the regulation of any of Parent’s products has commenced or, to the Knowledge of Parent, threatened to initiate any action to enjoin or place restrictions on the production of any of Parent’s products, other than those restrictions generally existing by Law.

(e)               To the Knowledge of Parent, and in connection with the Business of Parent, no director, officer, employee or agent of Parent has made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority.

5.20          Parent Privacy and Data Security.

(a)               Parent has complied in all material respects with all applicable Privacy Laws, Parent Privacy Policies and Parent Data Agreements. Parent has implemented and maintained commercially reasonable technical, physical, organizational, and administrative measures and policies to protect Personal Information and Parent Data against unauthorized access, use, modification, disclosure, or loss, including, without limitation, reasonable backup, security and disaster recovery technology and procedures, and has timely and reasonably remediated any material audit findings relating to its security safeguards. Parent has contractually obligated any third parties that Process Personal Information maintained by or on behalf of the Parent to abide by terms that are compliant in all material respects with applicable Privacy Laws and Parent Privacy Policies. To the Knowledge of Parent, the execution, delivery and performance of this Agreement and the consummation of the Transactions will not cause, constitute, or result in a breach or violation of any applicable Privacy Laws, Parent Privacy Policies, or any Parent Data Agreements.

(b)               No Person (including any Governmental Authority) has, in the past two (2) years, (i) commenced any Action relating to Parent’s information privacy or data security practices relating to Personal Information, including with respect to the Processing of Personal Information maintained by or on behalf of Parent, or (ii) to the Knowledge of Parent, threatened any such Action, or made any complaint, communication or investigation relating to such practices. In the past two (2) years, no breach, security incident or violation of any data security policy in relation to Personal Information Processed by Parent has occurred or is threatened, and there has been no actual or threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Personal Information Processed by Parent.

5.21          Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.22          SEC Filings and Financial Statements.

(a)               Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The financial statements (including all related notes and schedules) of Parent contained or incorporated by reference in the Parent SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including any notes thereto (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K under the Securities Act that have not been so disclosed in the Parent SEC Documents.  No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c)               Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls and, to the Knowledge of Parent, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

5.23          Nasdaq Listing. The Parent Common Stock is listed on Nasdaq. Parent is in compliance in all material respects with the requirements of Nasdaq for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Common Stock on Nasdaq.

5.24          Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

5.25          Pro Forma Capitalization of Parent. The pro forma capitalization of Parent after giving effect to the Merger will be established in accordance with Schedule 3.01 hereof.

5.26          Transactions with Related Parties. Except as set forth in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

5.27          Information Supplied. The information relating to Parent and Merger Sub furnished by or on behalf of Parent and Merger Sub in writing for inclusion in the Registration Statement will not, as of the date of effectiveness of the Registration Statement, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Parent to the Company or its counsel prior to such effectiveness date pursuant to Section 6.11 hereof. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Registration Statement, or (b) any projections or forecasts included in the Registration Statement.

5.28          No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE) AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

5.29          No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE), PARENT AND MERGER SUB ACKNOWLEDGE THAT NONE OF THE COMPANY ENTITIES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ANY COMPANY ENTITY, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PARENT AND MERGER SUB ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN Article IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN Article IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE) SHALL HAVE ANY LEGAL EFFECT, AND THAT PARENT AND MERGER SUB EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN Article IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE). WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE PARENT'S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION. THE PROVISIONS OF THIS SECTION 5.29 SHALL NOT, AND SHALL NOT BE DEEMED OR CONSTRUED TO, WAIVE OR RELEASE ANY CLAIMS FOR FRAUD.

Article VI
COVENANTS

6.01          Access and Information; Financial Statements. From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, each of the Company and Parent shall, and shall ensure that each of their respective Subsidiaries and its and their respective representatives, permit the other party hereto and its advisers and other representatives to have reasonable access, during business hours and upon reasonable advance written notice, to the other party’s personnel, properties and facilities and books and records (provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of such party). From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, the Company shall: (i) furnish, or cause to be furnished, to Parent financial and material operating data and other material information (including Tax information) with respect to any Company Entity as Parent may from time to time reasonably request in writing and subject to any applicable Law; and (ii) provide to Parent (A) monthly financial statements of the Company within thirty (30) days following each month-end starting with September 30, 2022, in form and substance as historically provided to the Company Board; (B) quarterly financial statements of the Company within thirty (30) days following each quarter end starting with September 30, 2022, in form and substance as historically provided to the Company Board; (C) an auditor-reviewed consolidated balance sheet of the Company Entities as of September 30, 2022 and 2021 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the nine (9) month periods then ended, in form and substance appropriate for inclusion in the Registration Statement, reasonably promptly, and in any event within sixty (60) days, following September 30, 2022; and (D) if the Registration Statement has not been declared effective by the SEC by February 14, 2023, an audited balance sheet of the Company Entities as of December 31, 2022 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flows for the year then ended, together with the auditor’s report thereon, in form and substance appropriate for inclusion in the Registration Statement reasonably promptly, and in any event within ninety (90) days, following December 31, 2022. No information provided to or obtained by any party hereto pursuant to this Section 6.01 shall limit or otherwise affect the remedies available hereunder to such party, or act as a waiver or otherwise affect the representations or warranties of the disclosing party in this Agreement. Nothing herein shall limit or modify the obligations of the parties set forth in that certain Mutual Non-Disclosure Agreement, dated July 13, 2022, between Parent and the Company (the “Confidentiality Agreement”), and any information provided pursuant to this Section 6.01 shall be subject to the terms and conditions of the Confidentiality Agreement; provided, however, that any of the information provided pursuant to this Section 6.01 may be included in the Registration Statement or an Other Filing to the extent required by the rules and regulations of the SEC. Notwithstanding anything herein to the contrary, no party hereto shall be required to take any action, provide any access or furnish any information to the extent that furnishing such information or affording such access would, in the opinion of such party’s outside counsel, (x) cause or constitute a waiver of the attorney-client or other privilege, (y) violate any Contract to which the Company is a party or bound or (z) violate applicable Law, provided that the parties hereto agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (x) through (z) above.

6.02          Conduct of Business by the Company. From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII (the “Interim Period”), except as otherwise required or expressly permitted in this Agreement, required by applicable Law or any applicable COVID-19 Measures, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Schedule 6.02 of the Company Disclosure Schedule, the Company shall operate the Business of the Company in all material respects in the ordinary course of business and use reasonable best efforts to preserve the Company’s material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, Governmental Authorities and any other Persons having a material business relationship with the Company. Without limiting the foregoing, except as otherwise required or expressly permitted in this Agreement, required by applicable Law or any applicable COVID-19 Measures, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 6.02 of the Company Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, no Company Entity shall take or permit to occur any action described in Section 4.19(b)(ii) (except that references to the Interim Balance Sheet Date shall be deemed to refer to the date of this Agreement).

6.03          Conduct of Business by Parent. During the Interim Period, except as otherwise required or expressly permitted in this Agreement, required by applicable Law or any applicable COVID-19 Measures, consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Schedule 6.03 of the Parent Disclosure Schedule, Parent and Merger Sub shall operate in all material respects in the ordinary course of business and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, Governmental Authorities and any other Persons having a material business relationship with Parent or Merger Sub. Without limiting the foregoing, except as otherwise required or expressly permitted in this Agreement, required by applicable Law or any applicable COVID-19 Measures, consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 6.03 of the Parent Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, neither Parent nor Merger Sub shall take or permit to occur any action described in Section 5.18(b)(ii) (except that references to June 30, 2022 shall be deemed to refer to the date of this Agreement).

6.04          Regulatory Approvals.

(a)               Each party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party hereto shall use reasonable best efforts to cooperate fully with the other party hereto and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use all reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and (ii) in the event any Governmental Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted; provided, that no party hereto nor any of their respective Affiliates shall be obligated in the exercise of such efforts to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement.

(c)               All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereto hereunder in advance of any filing, submission or attendance, it being the intent that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party hereto shall, to the extent not prohibited by applicable Law, give notice to the other party hereto with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party hereto with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

6.05          Third Party Consents. The Company and Parent shall cooperate in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties that are described in Schedule 4.03 and Schedule 4.04 of the Company Disclosure Schedule and Schedule 5.03 and Schedule 5.04 of the Parent Disclosure Schedule; provided, that the Company and Parent shall use reasonable best efforts to obtain the consents described in Schedule 6.05 of each of the Company Disclosure Schedule and Parent Disclosure Schedule. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Company and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party hereto reasonably promptly after receipt thereof, and copies of such notices shall be delivered to the other party hereto reasonably promptly after the making thereof. Notwithstanding anything to the contrary, neither party hereto shall be obligated to pay any amounts to third parties with respect to such consents, waivers, approvals and notices.

6.06          No Parent Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, no Company Entity shall engage in any transactions involving the securities of Parent without the prior written consent of Parent.

6.07          Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Merger and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Parent; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party hereto shall use its reasonable best efforts to consult with the other parties hereto prior to any such public announcement, and provide each other the reasonable opportunity (and, to the extent reasonably practicable, at least twenty-four (24) hours) to review and comment upon, any such public announcement primarily relating to this Agreement or the Transactions, and shall in any event promptly provide the other parties hereto with copies of any such public announcement. This Section 6.07 shall not apply to communications by any party hereto to its directors, officers, employees, counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

6.08          Stockholders Agreement. The Company shall use its reasonable best efforts to cause the Stockholders Agreement to be executed on or prior to the Closing Date by all the Company Stockholders listed on Schedule 6.08 hereto.

6.09          Rights Offering.

(a)               As promptly as practicable after the date hereof, the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or customary to commence and consummate a rights offering in which the Company Stockholders will be offered an opportunity to purchase Company Common Stock or Company Preferred Stock that is convertible into Company Stock or another security mutually agreed by Parent and the Company (the “Rights Offering”) on terms and conditions mutually acceptable to Parent and the Company. The Company will use its reasonable best efforts to issue $7,000,000 (but not more than $7,000,000) of Company Common Stock or Company Preferred Stock that is convertible into Company Common Stock or another security mutually agreed by Parent and the Company. Pursuant to the Backstop Purchase Agreement, at the closing of the Rights Offering, Foundry Group Next, L.P. (or one or more of its controlled Affiliates) shall purchase securities in the Rights Offering, and pay to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, an amount in cash equal to $7,000,000 less the amount purchased and funded by other Company Stockholders, provided that in no event shall Foundry be required to purchase and fund an amount in cash of more than $5,000,000. The Company shall use reasonable best efforts to consummate the Rights Offering as promptly as possible following the date of this Agreement and no later than the date on which the SEC declares the Registration Statement effective, it being agreed and understood that Parent shall not, and shall not be required to, mail the Information Statement to the Parent Stockholders unless and until the Company has consummated the Rights Offering and received proceeds in cash of at least $5,000,000 in the Rights Offering (including pursuant to the Backstop Purchase Agreement). The Company shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Backstop Purchase Agreement. Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to (i) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to the Company or any Company Stockholder under the Company Organizational Documents and any other Contracts applicable to the Company and any Company Stockholder in respect of the issuance of new equity capital by the Company and otherwise, in each case, comply with its obligations thereunder, (ii) enter into definitive agreements with respect to the Rights Offering as promptly as possible after the date of this Agreement and on terms and conditions that are reasonably acceptable to Parent, (iii) consummate the Rights Offering as promptly as possible following the date of this Agreement and (iv) enforce its rights under the Backstop Purchase Agreement, including causing Foundry Group Next, L.P. to consummate its purchase for cash in connection with the Rights Offering as promptly as possible following the date of this Agreement in accordance with its terms.

(b)               The Company shall give Parent prompt notice (which shall in no event be more than two (2) Business Days from such occurrence): (A) of its Knowledge of any material breach or default by any party to any definitive document related to the Rights Offering; and (B) of the receipt of any written notice or other written communication from any Person with respect to (x) any actual or potential breach, default, termination or repudiation by any party to any definitive document related to the Rights Offering or any provisions of the Backstop Purchase Agreement or any definitive document related to the Rights Offering or (y) any material dispute or disagreement between or among any parties to any definitive document related to the Rights Offering. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Parent delivers to the Company a written request, the Company shall provide any information reasonably requested by Parent relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence to the extent such information is reasonably available to the Company. The Company shall keep Parent informed on a reasonably current basis in reasonable detail of the status of its efforts to commence and conclude the Rights Offering. If any portion of the investments to be made by Foundry Group Next, L.P. pursuant to the Backstop Purchase Agreement becomes unavailable, the Company shall use its reasonable best efforts to obtain substitute financing for such amount with terms and conditions not materially less favorable (as determined in the good faith judgment of the Company and which such terms are reasonably acceptable to Parent) to the Company or its Affiliates than the terms and conditions set forth in the Backstop Purchase Agreement as promptly as reasonably practicable following the occurrence of such event. The Company shall deliver to Parent all documents to be delivered to Company Stockholders in connection with the Rights Offering and shall in good faith consider Parent’s comments thereto.

(c)               Prior to the Closing, Parent shall, and shall cause its Subsidiaries to, and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and other agents and representatives to reasonably cooperate with the Company and to provide all necessary or customary cooperation reasonably requested by the Company in connection with the Rights Offering.

6.10          Company Stockholder Consent.

(a)               The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval in the form of a written consent (the “Written Consent”) from the Company Stockholders that entered into the Support Agreements as promptly as practicable, and in any event within two (2) Business Days after the Registration Statement is declared effective by the SEC. The materials submitted to the Company Stockholders in connection with the Written Consent shall be subject to the prior review and comment by Parent and shall include the Company Board Recommendation; the Company shall not utilize any such materials without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Reasonably promptly following receipt of the Written Consent, but no more than two (2) Business Days after the Registration Statement is declared effective by the SEC, the Company shall deliver a copy of such Written Consent, executed by the Company Stockholders that entered into the Support Agreements, to Parent.

(b)               Reasonably promptly following receipt of the Written Consent, the Company shall prepare and mail to every Company Stockholder that did not execute the Written Consent the notice required by Sections 228(e) and 262 of the DGCL.

6.11          Registration Statement.

(a)               As promptly as reasonably practicable after the date of this Agreement, but no earlier than the date that the Company has provided the requisite financial statements in a form necessary to be included therein, Parent shall prepare and file with the SEC, with the cooperation of the Company and its representatives, a registration statement on Form S-4 (as such filing is amended or supplemented, the “Registration Statement”), including an information statement of Parent (as such filing is amended or supplemented, the “Information Statement”), for the purposes of (A) registering under the Securities Act the Merger Consideration (the “Registration Shares”), and (B) mailing the Information Statement to the Parent Stockholders prior to the Closing Date. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and Information Statement to comply in all material respects with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective and updated as long as is necessary to consummate the Transactions. As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Registration Statement. As promptly as practicable after receipt thereof, unless otherwise prohibited by Law, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement or any Other Filing. Parent shall permit the Company and its counsel a reasonable opportunity to review and comment on the Registration Statement, and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto; provided, further that Parent shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Registration Statement, or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Registration Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff or any other government officials an amendment or supplement to the Registration Statement. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Parent from making any filings with or submissions to the SEC which are unrelated to the transactions contemplated hereby.

(b)               The Information Statement will be disseminated to the Parent Stockholders as soon as practicable following the effectiveness of the Registration Statement in accordance with the requirements of the Exchange Act but no less than twenty (20) days prior to the Closing Date; provided that Parent shall not be required to disseminate the Information Statement prior to the consummation by the Company of the Rights Offering and the receipt by the Company of not less than $5,000,000 in cash pursuant to the Rights Offering.

(c)               The Company shall provide Parent, as promptly as reasonably practicable, all of the information concerning the Company and its business reasonably requested by Parent or otherwise required by the rules and regulations of the SEC to be included in the Registration Statement, the Information Statement and the Other Filings or necessary for the information concerning the Company in the Registration Statement, the Information Statement and the Other Filings to comply in all material respects with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL, including the Audited Financial Statements and the Interim Financial Statements and any other financial statements of any Company Entity required to be included in the Registration Statement by the rules and regulations of the SEC. The Company shall cooperate with Parent in connection with the preparation of pro forma financial statements required to be included in the Registration Statement, Information Statement and Other Filings. The Company shall use its commercially reasonable efforts (including delivery of any required representation letters) to cause the auditor of the Audited Financial Statements to provide all “consents” required by the rules and regulations of the SEC to be included in the Registration Statement and any Other Filings. Without limiting the foregoing, (i) the Company shall provide as promptly as practicable unaudited financial statements of the Company for the nine (9) month periods ended September 30, 2022 and 2021, including unaudited balance sheets as of September 30, 2022 and 2021 and consolidated statements of income, shareholders’ equity and cash flows for the nine (9) month periods ended thereon, which shall have been reviewed by the Company’s auditors, as provided in AU-C-930 under the standards of the AICPA, and shall comply in all material respects with all applicable requirements of the Securities Act, Exchange Act and Regulation S-X and shall be in an appropriate form for inclusion in the Registration Statement and Information Statement and (ii) if the Registration Statement has not been declared effective by February 14, 2023, the Company shall provide as promptly as practicable audited financial statements of the Company for the year ended December 31, 2022, including an audited balance sheet as of December 31, 2022 and consolidated statements of income, shareholders’ equity and cash flows for the year then ended, together with the auditor’s report thereon, which shall have been audited by the Company’s auditors in accordance with applicable accounting requirements (including the standards of the AICPA) and shall comply in all material respects with all applicable requirements of the Securities Act, Exchange Act and Regulation S-X and shall be in an appropriate form for inclusion in the Registration Statement and Information Statement. The information relating to the Company furnished by or on behalf of the Company for inclusion in the Registration Statement and Information Statement will not, as of the date of effectiveness of the Registration Statement or at the time of delivery of the Information Statement to the holders of Parent Common Stock, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, Parent shall ensure that the Registration Statement does not, as of the date of effectiveness of the Registration Statement or at the time of delivery of the Information Statement to the holders of Parent Common Stock, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the Company for inclusion in the Registration Statement and/or Information Statement).

(d)               The Company shall cooperate with Parent and, as promptly as reasonably practicable, provide all of the information concerning the Company and its business reasonably requested by Parent or otherwise required by the rules and regulations of the SEC to be included in any registration statement (other than the Registration Statement) filed by the Company with the SEC following the date of this Agreement and prior to the Closing or necessary for the information concerning the Company in such registration statement to comply in all material respects with all applicable provisions of and rules under the Securities Act and the Exchange Act, including the Audited Financial Statements and the Interim Financial Statements and any other financial statements of any Company Entity required to be included in such registration statement by the rules and regulations of the SEC. The Company shall use its commercially reasonable efforts (including delivery of any required representation letters) to cause the auditor of the Audited Financial Statements to provide all “consents” required by the rules and regulations of the SEC to be included in such registration statement.

6.12          Director and Officer Indemnification.

(a)               For a period of six (6) years following the Effective Time, the Surviving Company shall not take any action to waive, eliminate or amend in an adverse manner to Company Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company (collectively, with such individual’s heirs, executors or administrators, the “Company Indemnified Persons”).

(b)               Prior to the Closing, the Company shall obtain, in consultation with Parent, a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Company D&O Tail Policy”). In no event shall Parent be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance in effect at the Closing.

(c)               This Section 6.12 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each Company Indemnified Person, and their respective successors, heirs and representatives.

6.13          Form 8-K Filings. Parent and Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement; provided that Parent shall accept such reasonable comments of the Company to such Form 8-K prior to filing. Parent and Company shall cooperate in good faith with respect to the preparation of, and prior to the Closing, Parent shall prepare and use reasonable best efforts to provide to the Company for review at least two (2) Business Days prior to the Closing, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by Company and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Promptly following the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release; provided that Parent shall accept such reasonable comments of Company to the Transaction Form 8-K prior to filing. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Parent from making any filings with or submissions to the SEC which the Parent reasonably believes to be required by applicable Law, rule or regulation.

6.14          Parent RSU Award Grants. As soon as reasonably practicable following the Effective Time, Parent shall grant to the Continuing Employees whose names are set forth on the Schedule 6.14 of the Company Disclosure Schedule Parent RSU Awards under the Parent Equity Plan consistent with the amounts and vesting schedules provided by the Company to Parent prior to the date of this Agreement. Parent will have sufficient shares reserved under the Parent Equity Plan to issue the Parent RSU Awards, taking into account the Residual Shares, and Parent will register the Parent RSU Awards and any Residual Shares with the SEC on a Form S-8 as soon as reasonably practicable following the Effective Time.

6.15          Employee Communications. Prior to the Effective Time, none of the Company Entities shall communicate with any employees of any Company Entity or Parent or any of its Affiliates regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by the Merger (whether alone or in combination with additional events), without the prior written approval of Parent, which shall not be unreasonably withheld. Prior to the Effective Time, neither Parent nor any of its Affiliates shall communicate with any employees of any Company Entity or Parent or any of its Affiliates regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by the Merger (whether alone or in combination with additional events), without the prior written approval of the Company, which shall not be unreasonably withheld.

6.16          Closing Conditions. From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VII hereof and to consummate the transactions contemplated hereby.  Each of the parties hereto shall execute or deliver any additional instruments as reasonably requested by the other party hereto necessary to consummate the transactions contemplated by this Agreement.

6.17          Parent Public Filings; Parent Nasdaq Listing.

(a)               From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

(b)               From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, Nasdaq.

(c)               Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued in connection with the Transactions to be listed on Nasdaq. The Company shall cooperate in connection with the preparation of all documentation to be submitted to Nasdaq with respect to the listing of the Parent Common Stock and shall provide any information regarding the Company, its business and its directors and officers required or requested by Nasdaq.

6.18          Company Securityholder Agreements.  Promptly following the date of this Agreement the Company shall use its reasonable best efforts to obtain from the requisite Company Stockholders, the termination, effective as of immediately prior to, and conditioned upon, the occurrence of the Merger and the Effective Time, of any stockholder or other agreements between the Company and any Company Stockholders relating to management rights, information rights, veto rights, registration rights, voting rights or board observer rights, including the agreements set forth in Schedule 6.18 of the Company Disclosure Schedule.

6.19          Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Parent following the Closing (or who may be deemed to become a director of Parent by deputization) shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

6.20          Bylaws. Prior to or simultaneously with the consummation of the Transactions, the Parent shall adopt the Parent Amended and Restated Bylaws in the form set forth in Exhibit C attached hereto.

6.21          Tax Matters.

(a)               Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Parent will join in the execution of any such Tax Returns.

(b)               Tax Treatment. Parent, Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties hereto or their respective Affiliates shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party hereto shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties hereto agrees to use reasonable best efforts to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority. Parent and the Company shall execute and deliver officer’s certificates containing customary representations at such time or times as may be reasonably requested by counsel to the Company in connection with the delivery of any opinion by such counsel to the Company with respect to the tax treatment of the Transactions.

(c)               The Company, Parent, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

6.22          280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than three (3) Business Days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than two (2) Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than four (4) Business Days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.22 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company Stockholders was solicited in accordance with the foregoing and whether the requisite number of votes of the Company Stockholders was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

6.23          Takeover Statute. If any state takeover Law or similar applicable Law may become, or may purport to be, applicable to this Agreement, the Merger or any of the other Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

6.24          Certain Corporate Governance Matters.

(a)               Prior to the Closing, the Parent Board shall take all corporate action necessary so that immediately following the Effective Time, the size of the Parent Board shall be increased by one (1) director, which such vacancy shall be filled by a director designated by the Company (the “Designated Company Director”). The Designated Company Director must be reasonably satisfactory to Parent and shall provide all information reasonably requested in order for Parent to evaluate the Designated Company Director’s background, qualifications and independence.

(b)               Parent, through the Parent Board and subject to the fiduciary duties of the Parent Board to the Parent Stockholders, shall take all necessary action to nominate and elect the Designated Company Director to the Parent Board for a term continuing through the term of Parent’s other existing directors. From and after the Effective Time, the Designated Company Director shall serve as a director until such person’s successor shall be elected and qualified or such person’s earlier death, resignation or removal in accordance with the Parent Organizational Documents.

(c)               Parent and the Company agree that Brad Feld shall be the Designated Company Director.

6.25          Post-Closing Cooperation; Further Assurances.

(a)               Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

(b)               Without limiting the foregoing, during the Interim Period the Company shall take all actions reasonably necessary and consistent with past practice for the Company to prepare and finalize its audited financial statements for the year ended December 31, 2022, including preparing all information and data reasonably required by the Company’s auditor in order to complete its audit of the audited financial statements for the year ended December 31, 2022. Following the Closing, Parent and the Surviving Company shall use commercially reasonable efforts to complete the audit for the year ended December 31, 2022, and cause the Company’s auditor to provide an audit report on such financial statements, by no later than March 31, 2023

6.26          Employees.

(a)               For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Continuing Employee who remains employed with the Surviving Company or any Subsidiary of the Surviving Company (i) base salary and base wages and short-term cash incentive compensation opportunities that are, in each case, no less favorable than those in effect for such Continuing Employee as of immediately prior to the Effective Time, and (ii) employee benefits (excluding long-term incentive, equity and equity-based compensation and deferred compensation) that, in each case, are substantially similar in the aggregate to the employee benefits provided to such Continuing Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time.

(b)               From and after the Closing Date, with respect to Continuing Employees, Parent shall cause the service of each such Continuing Employee with the Company and its Subsidiaries prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits, benefit accruals (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits, or any other similar benefits) and vesting under each Parent Benefit Plan in which any Continuing Employee is or becomes eligible to participate, but solely to the extent that service was credited to such Continuing Employee for such purposes under a comparable Company Benefit Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits.

(c)               From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use its reasonable best efforts to cause each such Parent Benefit Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan.

(d)               Parent, the Company and the Surviving Company acknowledge and agree that all provisions contained in this Section 6.26 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Associate, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment or service with Parent, the Company, the Surviving Company or any of their respective Affiliates. Nothing in this Section 6.26 shall be deemed to amend any Company Benefit Plan, any Parent Benefit Plan or to require Parent, the Surviving Company or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

Article VII

CONDITIONS TO OBLIGATIONS

7.01          Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)               No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof, and no Law shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority that, in any case, prohibits or makes illegal the Transactions.

(b)               Parent Stockholder Approval. The Parent Stockholder Approval shall remain valid and binding.

(c)               Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(d)               Registration Statement. The Registration Statement shall have become effective and no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. The Information Statement shall have been disseminated to the Parent Stockholders at least twenty (20) calendar days prior to the Closing Date.

(e)               Nasdaq. The Parent Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

7.02          Additional Conditions to Obligations of Parent. The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by Parent:

(a)               Representations and Warranties. (i) Each of the representations and warranties set forth in Section 4.01 (Organization and Qualifications; Subsidiaries), Section 4.03 (Due Authorization), Section 4.05 (Capitalization) and Section 4.16 (Brokers’ Fees) shall be true and correct in all respects except for de minimis inaccuracies, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (ii) each of the other representations and warranties set forth in Article IV (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect” or words of similar import or effect set forth therein, except the reference to Company Material Adverse Effect in Section 4.19 (Absence of Changes) and the word “Material” in any references to “Company Material Contracts”) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have), individually or in the aggregate, a Company Material Adverse Effect.

(b)               Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)               Officer’s Certificate. The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d)               Key Employment Agreements. The Key Employment Agreements shall be in full force and effect and no Key Employee shall have terminated his employment with the Company or delivered any notice to the Company of any intention to leave the employ of the Company or Parent.

(e)               FIRPTA Certificate. The Company shall have delivered to Parent a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(f)                Lender Consents. The SVB Consent and the Trinity Consent shall remain in full force and effect, and shall not have been amended, rescinded or otherwise terminated.

(g)               Backstop Purchase Agreement. The Backstop Purchase Agreement shall remain in full force and effect, and shall not have been amended, rescinded or otherwise terminated.

(h)               Rights Offering. The Company shall have commenced and consummated the Rights Offering and, in connection therewith, shall have received an amount in cash of not less than $5,000,000.

7.03          Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by the Company:

(a)               Representations and Warranties. Each of the representations and warranties set forth in Section 5.01 (Organization and Qualifications; Subsidiaries), Section 5.03 (Due Authorization), Section 5.05 (Capitalization) and Section 5.15 (Brokers’ Fees) shall be true and correct in all respects except for de minimis inaccuracies, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (ii) each of the other representations and warranties set forth in Article V (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein, except reference to Parent Material Adverse Effect in Section 5.18 (Absence of Changes) and the word “Material” in any references to “Parent Material Contracts”) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have), individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Agreements and Covenants. Each of the covenants of Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)               Officer’s Certificate. Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated the Closing Date, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied.

7.04          Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such party’s obligation to effect the Closing if such failure was caused by such party’s breach of a covenant or agreement of this Agreement by such party.

Article VIII
TERMINATION/EFFECTIVENESS

8.01          Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)               by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company:

(i) if the Closing has not occurred on or before 5:00 P.M. Eastern Standard Time on June 3, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of this Agreement has been the proximate cause of the failure of the Closing to occur on or before the Outside Date; or

(ii) if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

(c)               by Parent or the Company, if the Parent Stockholder Approval is not in full force and effect as of the Outside Date;

(d)               by Parent, at any time on or after the date that is two (2) Business Days following the date that Parent receives, and notifies the Company of Parent’s receipt of, SEC approval and effectiveness of the Registration Statement as described in Section 6.11, if the Company does not deliver to Parent on or prior to such date the Written Consent pursuant to Section 6.10(a);

(e)               by Parent, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) the Company is in breach of any of the representations and warranties of the Company contained herein such that Section 7.02(a) could not be satisfied; or (ii) the Company is in breach of any of its covenants or agreements contained in this Agreement such that Section 7.02(b) could not be satisfied, and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within twenty (20) days after written notice thereof to the Company and (y) the Outside Date; or

(f)                by the Company, if the Company is not in material breach of its obligations under this Agreement and if (i) Parent or Merger Sub is in breach of any of the representations and warranties of Parent and Merger Sub contained herein such that Section 7.03(a) could not be satisfied; or (ii) Parent or Merger Sub is in breach of any of their covenants or agreements contained in this Agreement such that Section 7.03(b) could not be satisfied, and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within twenty (20) days after written notice thereof to Parent and (y) the Outside Date.

8.02          Manner of Exercise. In the event of termination by Parent or the Company, or both, in accordance with Section 8.01, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

8.03          Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, all further obligations and liabilities of the parties hereto under this Agreement will terminate and become void and of no force and effect, except that the rights and obligations in Section 6.07, Article VIII and Article IX will survive termination of this Agreement; provided that such termination shall have no effect on any liability of any party for any willful breach of this Agreement by such party occurring prior to such termination. For purposes of this Section 8.03, “willful breach” shall mean, with respect to any covenant or agreement set forth in this Agreement, an intentional action or omission by a party hereto that both (i) causes such party to be in material breach of such covenant or agreement and (ii) such party knows as the time of such intentional action or omission that such action or omission is, or would reasonably be expected to result in, a material breach of such covenant or agreement.

8.04          Waiver. At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
MISCELLANEOUS

9.01          Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

9.02          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Parent or Merger Sub, to:

AeroClean Technologies, Inc.
10455 Riverside Dr.
Palm Beach Gardens, Florida 33410
Attn:	Ryan Tyler
E-mail:	rtyler@aeroclean.com

with a copy to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue; 31st Floor
New York, NY 10022
Attn:	Valerie Ford Jacob
Paul K. Humphreys
E-mail:	valerie.jacob@freshfields.com
paul.humphreys@freshfields.com

(b)	If to the Company to:

Molekule, Inc.
1301 Folsom Street
San Francisco, CA 94103
Attn:	Jonathan Harris
E-mail:	jonathan.harris@molekule.com

with a copy to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn:	Cynthia Hess
Ethan Skerry
Jeremy Delman
E-mail:	chess@fenwick.com
ekerry@fenwick.com
jdelman@fenwick.com

or to such other address or addresses as the parties may from time to time designate in writing.

9.03          Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, including the Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.04          Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

9.05          Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Company Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of Section 6.12 and the Persons set forth in Section 9.14 shall be third party beneficiaries of Section 9.14.

9.06          Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and, if such court does not have jurisdiction, then any other federal or state court located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that the jurisdiction of such courts will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.02 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

9.07          Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any action of any kind or description, whether in law or in equity, whether in contract or tort or otherwise, based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

9.08          Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

9.09          Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com), to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

9.10          Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement shall control.

9.11          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

9.12          Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.06, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.13          Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub and Company; provided, however, that (i) after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Parent Stockholders, without the receipt of such further approvals, and (ii) after the Company Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Company Stockholders, without the receipt of such further approvals.

9.14          No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 9.14 are intended to be for the benefit of, and enforceable by, the Related Parties of the parties hereto and each such Person shall be a third-party beneficiary of this Section 9.14. This Section 9.14 shall be binding on all successors and assigns of parties hereto.

9.15          Schedules and Exhibits. The Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Disclosure Schedules; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Parent, as applicable, in this Agreement. Certain information set forth in the Schedules is or may be included solely for informational purposes, is not material or an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules does not imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

AEROCLEAN TECHNOLOGIES, INC.

By:	/s/ Ryan Tyler
Name: Ryan Tyler
Title: Chief Financial Officer

AIR KING MERGER SUB INC.

By:	/s/ Ryan Tyler
Name: Ryan Tyler
Title: Chief Financial Officer

MOLEKULE, INC.

By:	/s/ Jonathan Harris
Name: Jonathan Harris
Title: Chief Executive Officer